   As filed with the Securities and Exchange Commission on February 25, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------
                                  PAYMAP INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                            7379                       94-3179980
 (State or other jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification No.)

                                 ------------

                              3 EMBARCADERO CENTER
                                   SUITE 500
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 743-1000
  (Address, including zip code, and telephone number, including area code, of corporation's principal executive offices)

                                 ------------

                                 JOHN P. DECKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PAYMAP INC.
                              3 EMBARCADERO CENTER
                                   SUITE 500
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 743-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------

                                   Copies to:

              VICTOR A. HEBERT                               BRYANT B. EDWARDS
     HELLER EHRMAN WHITE & McAULIFFE LLP                      LATHAM & WATKINS
               333 BUSH STREET                       633 WEST FIFTH STREET, SUITE 4000
    SAN FRANCISCO, CALIFORNIA 94101-7063             LOS ANGELES, CALIFORNIA 90071-2007
          Telephone: (415) 772-6000                      Telephone: (213) 485-1234
          Facsimile: (415) 772-6268                      Facsimile: (213) 891-8763

                                 ------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]


  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

                                 ------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 Proposed Maximum     Amount of
                                                     Aggregate      Registration
      Title of Securities to be Registered       Offering Price (1)      Fee
--------------------------------------------------------------------------------
Common Stock, $0.01 par value..................     $57,500,000        $15,180
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
                                 ------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the SEC relating to these securities + +has been declared effective by the SEC. This prospectus is not an offer to +
+sell these securities or our solicitation of your offer to buy these          +
+securities in any jurisdiction where that would not be permitted or legal.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION -- February 25, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
      , 2000
                                 [Paymap Logo]
                                  Paymap Inc.

                         Intelligent Payment Automation

                                  Shares of Common Stock

--------------------------------------------------------------------------------

    Paymap Inc.:             The Offering:


    . We develop, market     . We are offering
      and service                          shares
      innovative               of our common stock.
      electronic payment
      products that
      enable consumers
      to manage their
      finances more
      efficiently and
      help them achieve
      their financial
      goals.

                             . Our stockholders are
                               not selling shares
                               in this offering.

                             . We have granted the
                               underwriters an
                               option to purchase
                               up to an additional
                                          shares
                               from us to cover
                               over-allotments.

    . Paymap Inc. 3
      Embarcadero
      Center,
      Suite 500San Francisco,
      California 94111(415)
      743-1000

                             . This is our initial
                               public offering, and
                               no public market
                               currently exists for
                               our shares.

    Proposed Symbol &
    Market:


                             . We anticipate that
    . PMAP/Nasdaq              the initial public
      National Market          offering price will
                               be between $   and
                               $  .

                             . We plan to use the
                               net proceeds from
                               this offering for
                               working capital and
                               general corporate
                               purposes.

                             . Closing:           ,
                               2000

    ----------------------------------------------

                             Per Share    Total
    -------------------------------------------
     Public offering price:   $        $
     Underwriting fees:
     Proceeds to Paymap:
    -------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                     U.S. Bancorp Piper Jaffray

                                                                  DLJdirect Inc.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................    6
Special Note Regarding Forward-
 Looking Statements.................   14
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Financial Data.............   18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19

                                      Page
Business............................   25
Management..........................   35
Certain Relationships and Related
 Transactions.......................   44
Principal Stockholders..............   45
Description of Capital Stock........   46
Shares Eligible for Future Sale.....   49
Underwriting........................   51
Legal Matters.......................   53
Experts.............................   53
Additional Information..............   53
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider. You should read the entire prospectus carefully, including the documents to which we have referred you and the section entitled "Risk Factors," before making an investment decision.

                                  Paymap Inc.

Our Business

  Paymap Inc. develops, markets and services innovative electronic payment products that enable consumers to manage their finances more efficiently and help them achieve their financial goals. Our proprietary payment system gives consumers the ability to "map" and execute their customized electronic payment plan for core financial products, such as mortgages, credit cards and investments. Consumers can use our products to personalize and automate the timing and amount of withdrawals from their checking and other accounts. Our products then automatically make payments to selected accounts in accordance with each consumer's customized financial plan. This level of flexibility, functionality and customization is not offered by typical electronic payment products. With our products, consumers can easily structure and periodically revise a personalized payment map that is designed to achieve financial goals, such as prepayment of debt.

  In 1994, we introduced Equity Accelerator(R), our first electronic payment product. Equity Accelerator is designed for a customer whose goal is to build home equity faster, realize significant interest savings and pay off a mortgage earlier. We also offer this product to consumers who wish to accelerate payment of non-mortgage consumer loans, such as auto and boat loans. We recently introduced an additional electronic payment product that enables consumers to make on-demand mortgage payments to avoid late charges and fees. We are also piloting another product that is designed to allow consumers to manage their finances more efficiently by making regular, scheduled payments electronically on their mortgages and other loans. We are currently developing additional payment products that are intended to enable consumers to create personalized payment plans with respect to credit cards and investment products.

  We currently have more than 300,000 customers that use our equity acceleration products. Every month, we process approximately $1.2 billion in payments in over 1 million transactions. Over 95% of these transactions are made electronically through our proprietary payment system that links to the Automated Clearing House Network (the "ACH Network"), a processing and delivery system approved by the Federal Reserve that provides for the distribution and settlement of electronic debits and credits among financial institutions.

  We market our electronic payment products directly to customers of our financial institution affinity partners. We currently have relationships with approximately 40 financial institutions, including Citicorp, Bank of America, Chase Manhattan, First Union, Wells Fargo/Norwest and BankOne. By offering our products through affinity relationships with established financial institutions, we are able to efficiently market our products to their customers and leverage their trusted advisor status. In addition, Fannie Mae has contracted with us to incorporate our equity acceleration product into Working Mortgage, a Fannie Mae home mortgage product.

Our Market Opportunity and Solution

  We believe consumers are becoming more sophisticated in analyzing and managing their financial affairs. They are looking for solutions that provide greater control and flexibility in managing core financial products and an automated way to exercise budgeting discipline, enabling them to save time and achieve their individual financial goals. Similarly, financial institutions and other providers of these consumer financial products are seeking to offer value-added products to their customers and to enhance the profitability of their businesses.

  Electronic payments offer benefits to both consumers and providers of core financial products by enabling a financial transaction to be completed more quickly and conveniently, with greater accuracy and at a lower cost than traditional paper-based payments. According to The Nilson Report, the number and dollar volume of non-mortgage electronic payments are expected to increase from approximately 1.3 billion and $132.6 billion in 1998 to 6.2 billion and $694.9 billion in 2005. Over the same time period, the percentage of these electronic payments is expected to increase from 2.9% to 10.2%.

  We believe that our electronic payment products take advantage of these trends and address the needs of both consumers and providers of these core financial products. For example, Equity Accelerator enables homeowners to establish a disciplined and flexible electronic payment program to realize significant interest savings, to build equity faster and to pay off their mortgage earlier. More specifically, Equity Accelerator allows consumers to:

  . calculate the benefits of various prepayment plans and select the one that achieves their specific goals;

  . increase or decrease the amount and frequency of withdrawals;

  . synchronize withdrawals from checking or savings accounts to match their payroll cycles;

  . accumulate withdrawals from one or more accounts; and

  . transfer the payment program to a new mortgage.

Equity Accelerator also offers our financial institution affinity partners a turnkey, outsourced electronic payment solution that enables them to:

  . make available a value-added product to their customers without incurring any significant additional costs;

  . enhance profitability and reduce servicing costs;

  . increase customer retention; and

  . develop more timely and predictable payment streams.

  Having introduced Equity Accelerator to the mortgage market, we have substantial experience in developing, marketing, implementing and servicing an electronic payment product that provides an innovative payment solution for the home mortgage, one of the most complex financial products from a payment perspective. In addition, our payment system can be applied to make electronic payments with respect to a variety of financial products. Accordingly, we believe we are well positioned to continue to leverage our experience and proprietary payment system to develop and introduce additional innovative payment products. This suite of product offerings will allow our customers to formulate a comprehensive payment map to achieve a variety of financial goals.

Our Strategy

  Key elements of our business strategy are to:

  . Use our proprietary payment platform to introduce a suite of next-generation products that will allow our customers to formulate a comprehensive payment map to achieve a variety of individual financial goals, such as prepayment of debt and investing for retirement.

  . Introduce variations of our existing products to broaden our potential customer base and enhance the response rates for our products.

  . Expand our relationships with existing affinity partners by introducing and marketing additional products to their customers and develop affinity relationships with additional financial institutions and other companies that market and sell financial services and products.

  . Integrate our products into core financial products and market them at the point-of-sale to improve the terms of such core financial products from the consumers' perspective and improve the penetration of our products.

  . Expand our use of the Internet as a distribution channel by marketing our products through co-branded, private labeled or hyperlinked Web sites with our affinity partners and other strategic Web alliances, and to consumers directly through our Web sites.

General Information

  Our executive offices are located at 3 Embarcadero Center, Suite 500, San Francisco, California 94111 and our telephone number is (415) 743-1000. We were incorporated in the State of Delaware in April 1993 and changed our name from Aegis Mortgage Acceleration Corporation in February 2000. Equity Accelerator is our registered servicemark. This prospectus also contains trademarks and servicemarks of other companies.

                                  The Offering

 Common stock offered........................                   shares

 Common stock to be outstanding after this
 offering....................................                   shares

 Use of proceeds............................. For working capital and general corporate purposes.

 Proposed Nasdaq National Market symbol...... PMAP

  The number of shares of common stock to be outstanding after this offering excludes:

  . 1,217,749 shares of common stock issuable upon exercise of options that have been granted under our 1995 Stock Option Plan as of December 31, 1999 (at a weighted average exercise price of $0.18 per share);

  . 272,458 shares of common stock reserved as of December 31, 1999 for issuance under our 1995 Stock Option Plan; and

  . 1,833,500 shares of common stock reserved for issuance under our equity incentive plans which are being adopted in connection with this offering.

                                  ------------

                   Assumptions That Apply In This Prospectus

  Unless we indicate otherwise, all information in this prospectus reflects the following:

  . issuance of 430,348 shares of common stock upon exercise of outstanding warrants which must be exercised immediately prior to closing of the offering;

  . the conversion of our outstanding Class A common stock, Class B common stock and preferred stock into common stock;

  . no exercise of outstanding options to purchase common stock after December 31, 1999; and

  . no exercise by the underwriters of their over-allotment option to
    purchase up to       additional shares of common stock.

                             Summary Financial Data
         (In thousands, except per share data and selected other data)

  You should read the following summary financial data together with "Selected Financial Data" on page 18, "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and our audited financial statements and related notes included in this prospectus.

                                              Year Ended December 31,
                                       ----------------------------------------
                                        1995    1996    1997     1998    1999
Selected Operating Data:
Revenues:
 Enrollment fees, net................  $  992  $1,561  $ 3,245  $ 7,933 $11,933
 Transaction fees....................   1,184   3,611    5,761   13,086  20,200
                                       ------  ------  -------  ------- -------
  Total revenues.....................   2,176   5,172    9,006   21,019  32,133
Cost of acquisitions, servicing and
 support.............................   1,885   3,889    7,431   16,115  20,350
                                       ------  ------  -------  ------- -------
  Gross profit.......................     291   1,283    1,575    4,904  11,783
Operating expenses:
 Selling, general and
  administrative.....................     931   1,640    2,665    3,476   6,747
 Depreciation and amortization.......     139     183      211      306     371
 Amortization of unearned
  compensation.......................     --      --       --       192   1,453
                                       ------  ------  -------  ------- -------
  Total operating expense............   1,070   1,823    2,876    3,974   8,571
                                       ------  ------  -------  ------- -------
Operating income (loss)..............    (779)   (540)  (1,301)     930   3,212
Net income (loss)....................  $ (801) $ (609) $   164  $   430 $ 1,313
                                       ======  ======  =======  ======= =======
Net income (loss) available to common
 shareholders........................  $ (841) $ (649) $   124  $   486 $ 1,313
                                       ======  ======  =======  ======= =======
Basic earnings (loss) per share (a)..  $(0.80) $(0.56) $  0.07  $  0.14 $  0.35
                                       ======  ======  =======  ======= =======
Diluted earnings (loss) per share
 (a).................................  $(0.80) $(0.56) $  0.01  $  0.04 $  0.10
                                       ======  ======  =======  ======= =======
Weighted average shares:
 Basic (a)...........................   1,048   1,157    1,885    3,510   3,711
                                       ======  ======  =======  ======= =======
 Diluted (a).........................   1,048   1,157   10,505   13,735  13,755
                                       ======  ======  =======  ======= =======
Pro forma earnings per share
 (unaudited):
 Basic (a)...........................                                   $  0.11
                                                                        =======
 Diluted (a).........................                                   $  0.10
                                                                        =======
Pro forma weighted average shares
 (unaudited):
 Basic (a)...........................                                    12,289
                                                                        =======
 Diluted (a).........................                                    13,755
                                                                        =======

  The pro forma basic and diluted share calculations above reflect the conversion upon the closing of the offering of all outstanding shares of preferred stock, Class A common stock and Class B common stock into 12,664,279 shares of common stock as if the conversion occurred at the date of original issuance.

                                                               As of December 31, 1999
                                                               -----------------------
                                                               Actual  As Adjusted (b)
                                                                         (unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents ........................             $   969     $
Working capital...................................               1,858
Total assets......................................              57,759
Line of credit, net current portion...............               1,208
Stockholders' equity..............................               3,361

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1997    1998    1999
Selected Other Data (unaudited):
Weighted average number of customers....................  76,872 166,084 255,475
Year-end number of customers............................ 133,861 230,705 305,630

--------------------
(a) For a description of the computation of the net income (loss) per share and the number of shares used in per share calculations, see note 2 of the notes to the financial statements.
(b) As adjusted to reflect receipt of the net proceeds from the sale in this
    offering of               shares of common stock at an assumed initial
    public offering price of $       per share, after deducting the estimated
    underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

  Before you invest in our common stock, you should be aware of various risks, including the risks described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. You should keep these risk factors in mind when you read forward-looking statements elsewhere in this prospectus. Any or all of these risks could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to increase our customer base for Equity Accelerator and retain our existing customers, our business could suffer.

  Equity Accelerator accounted for substantially all of our revenues in 1999. We expect that Equity Accelerator will continue to account for a significant percentage of our revenues for the foreseeable future. If we are unable to increase our customer base for Equity Accelerator or if we suffer significant customer attrition, our business, financial condition and results of operations could be materially adversely affected.

If we do not successfully introduce new electronic payment products that are planned for the near future, our business could suffer.

  We plan to introduce new electronic payment products in the near future to serve our financial institution clients and consumers. These new electronic payment products must achieve market acceptance. New products may require long development and testing periods and, even if we complete development of and introduce new products, they may not be accepted by consumers at price levels that are profitable to us. Significant delays in the development and release, or reduction in pricing, of these new products could materially and adversely affect our business, financial condition and results of operations.

Our future profitability depends upon our ability to successfully implement our strategy to increase adoption of electronic payment methods.

  Our future profitability will depend, in part, on our ability to:

  . increase consumer awareness of electronic payment products;

  . build our infrastructure to introduce new easy-to-use electronic payment products designed to meet various financial requirements of consumers; and

  . leverage our existing relationships with financial institutions to cross-sell other financial products to consumers.

  Our failure to successfully implement these programs or to substantially increase adoption of electronic payment methods could have a material adverse effect on our business, financial condition and results of operations.

We depend on a small number of key affinity relationships for a significant portion of our active customer accounts.

  Approximately 39%, 30% and 30% of our total active accounts in 1997, 1998 and 1999, respectively, result from our relationship with one affinity partner. In addition, approximately 79% of our total active customer accounts in 1999 resulted from our relationships with ten of our financial institution affinity partners. If one or more of these financial institutions terminates its relationship with us, ceases to exist or to actively regenerate, maintain or service their loan portfolios, our business, financial condition and business prospects could be materially adversely affected.

Our business may be adversely affected if our relationships with our major financial institution affinity partners are terminated.

  We primarily market our electronic payment products through affinity relationships with financial institutions. Our agreements with these financial institutions typically give us the exclusive right to market our equity acceleration products under the brand name of the particular financial institution directly to their mortgage portfolios. These agreements generally provide for an initial term of two to five years. The initial term of a significant number of these agreements has expired. After the expiration of the initial term, these agreements generally continue unless cancelled by either of us upon 90 days written notice. The cancellation of one or more of these relationships may cause us to lose potential customers, market share and revenue, which could have a material adverse effect upon our business prospects, financial condition and results of operations.

Competitive pressures we face may have a material adverse effect on us.

  The electronic payments market is new and evolving rapidly, resulting in a dynamic competitive environment. We face significant competition in the electronic payment products market. Increased competition may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. Further, we expect competition to persist and intensify in the future.

  Companies with greater financial resources may enter into our markets and significantly reduce or eliminate our current competitive advantage. In addition, other processing and bill payment companies with similar technologies may emerge to compete with us as we continue to create and market new products. Many of our potential competitors have longer operating histories, substantially greater financial, technical, marketing and other resources, or greater name recognition than we do. They also may be able to respond more quickly than we can to changes in technology or customer requirements. Competition could seriously impede our ability to sell additional products on acceptable terms.

The loss of key executives could adversely affect our business.

  Our success depends to a significant degree upon the continued contributions of our key management. If for any reason any key members of our management team ceased to be active in the management of our company, it could have a material adverse effect on our business, financial condition and results of operations. We do not have employment agreements with our officers and we only maintain "key person" life insurance for our chief executive officer.

If we do not expand our sales and marketing and other staff and capabilities or effectively manage our internal growth, we may not be able to expand our business.

  In order to manage our expected growth, accommodate our needs and take advantage of new opportunities in our markets, we will need to attract additional key personnel in the near future. We will also need to expand our sales and marketing, technical, finance, administrative, systems and operations staff. However, we may not be able to hire, retain and motivate qualified personnel or to successfully integrate new personnel with our existing personnel.

  Our current and planned personnel levels, systems, procedures and controls may not be adequate to support our future operations. If inadequate, we may not be able to exploit existing and potential strategic relationships and market opportunities. Any delays or difficulties we encounter could impair our ability to attract new clients, and our ability to enhance our relationships with existing clients and consumers. Competition for qualified personnel is intense, especially in the San Francisco Bay Area, and we may be unable to hire and retain qualified personnel. If we are unsuccessful in hiring, integrating and retaining new personnel, or unable to effectively manage our internal growth, our business, financial condition and results of operations could be materially adversely affected.

Our operating results may fluctuate significantly from quarter to quarter, which may negatively impact our stock price.

  Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

  . the amount and timing of costs related to our product development initiatives, sales and marketing efforts, establishment of affinity relationships and other initiatives;

  . our pricing strategies;

  . our ability to upgrade, enhance and maintain our systems and infrastructure in a timely and cost-effective manner; and

  . market trends and economic conditions affecting consumers' receptivity of electronic payment products and our affinity partners' origination trends.

  Because of these and other factors, we believe that comparisons of our quarterly operating results are not necessarily meaningful. In addition, it is possible that in some future quarters our operating results will be below the expectations of research analysts and investors, in which case the price of our common stock is likely to decline.

If we fail to respond to rapid technological change, our electronic payment products could be rendered obsolete.

  The electronic payment industry is characterized by rapid technological change. Our future success depends upon our ability to rapidly incorporate changing technology into our electronic payment products. If we are unable to adapt or respond effectively to technological changes, our business, operating results and financial condition will be materially adversely affected. In addition, our technology and electronic payment products could be rendered obsolete. The development of our technologies and electronic payment products requires substantial lead-time and expenditures. We may not be able to keep pace with the latest technological developments, successfully identify and meet the demands of our customers, use new technologies effectively or adapt our electronic payment products to emerging industry standards or to our customer's requirements, or successfully develop, introduce or market new products.

  In addition, new and competing technologies may emerge to make our value proposition to providers of core financial products and consumers less attractive. We depend on the ACH Network and its links to servicing platforms like Alltell to provide our electronic payment services. Consumers or financial institutions may begin to use other methods to effect these payments that may be more efficient or user-friendly. As a result, our business could suffer.

We depend on originating depositary financial institutions to process our ACH Network transactions.

  ACH Network transactions must be processed through originating financial institutions (ODFIs). Currently, we process our transactions through two ODFIs. If one or both of these ODFIs significantly changed the terms of our agreements with them or imposed conditions or requirements that would limit our transaction processing capacity or volume, we would be required to establish new ODFI relationships. If we are not able to establish such new relationships in a timely manner and on commercially reasonable terms, our business could be materially adversely affected.

If our computer systems and network infrastructure fail or are disrupted, our business could suffer.

  Our success depends on the efficient and uninterrupted operation of our computer and communications systems. The satisfactory performance, reliability and availability of our electronic payment platform and network infrastructure are critical to our reputation and ability to attract and retain financial institution affinity partners and our ability to maintain adequate customer service levels. All of our computer and communications systems are located in San Francisco, California, except for our back-up facility which is located in Livermore, California. Our systems and operations are vulnerable to damage or interruption from a number of factors including:

  . telecommunication failures;

  . power loss;

  . earthquakes, fires, floods or other natural disasters;

  . computer viruses;

  . physical or electronic break-ins; and

  . acts of sabotage, vandalism and similar events.

  Any failure of our systems could impede the timely processing of payments and other data and the day-to-day management of our business. Despite any precautions we take, a natural disaster or other unanticipated problem that leads to the corruption or loss of data at our facilities, including our back-up facility, could result in an interruption of our services. Service interruptions could have a material adverse effect on our business, operating results and financial condition.

If our electronic payment products do not function as designed, we may incur significant liability for the processing of fraudulent or erroneous transactions.

  As electronic payment products become more widely used, there is the potential for significant liability claims by our customers and our financial institution affinity partners against us for the processing of fraudulent or erroneous transactions. Our electronic payment products depend on complex software that may contain defects or programming errors or may not properly interface with third party systems, particularly when first introduced or when new versions are released. Defects in our software programs and errors or delays in our processing of electronic payments could result in:

  . additional development costs;

  . diversion of technical and other resources from our other development efforts;

  . loss of credibility with current or potential customers and financial institutions;

  . harm to our reputation; and

  . exposure to liability claims.

  To the extent that defects or errors are undetected in the future and cannot be resolved satisfactorily or in a timely manner, our business could suffer. If a liability claim or claims were brought against us, even if not successful, their defense would likely be time-consuming and costly and could damage our reputation. Any liability or claim could have a material adverse effect on our business, operating results and financial condition.

Security and privacy breaches in our electronic payment transactions may damage customer relations and inhibit our growth.

  If we are unable to protect the security and privacy of our electronic payment transactions and the storage and transmission of confidential information, such as consumer financial and profile information, our growth could be materially adversely affected. A security or privacy breach may:

  . cause our financial institutions to lose confidence in our electronic payment products;

  . deter consumers from using our electronic payment products;

  . harm our reputation;

  . expose us and our financial institution affinity partners to liability;

  . divert technical and other resources from current product development efforts; and

  . expose us to potentially significant remediation costs.

  Our security applications may not be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers. Unauthorized use of our networks could potentially jeopardize the security of confidential information transmitted by our financial institution affinity partners. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by those breaches. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain adequate financing to implement our strategy.

  Successful implementation of our strategy will likely require continued access to capital. If we do not generate sufficient cash from operations, our growth could be limited unless we are able to obtain capital through additional debt or equity financings. Debt or equity financings may not be available as required. If we raise additional funds by issuing equity securities, the percentage ownership of our then current stockholders may be reduced. In addition, we may issue equity securities that have rights, preferences or privileges senior to those of the holders of our common stock as determined in the sole discretion of our board of directors. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy.

We may not be able to protect our intellectual property rights, which may result in damages to us, or we may infringe on the rights of others, which may subject us to liability for damages caused to third parties.

  Our ability to compete depends in part upon our proprietary technology and intellectual property. Our business will suffer if we do not adequately protect our proprietary technology and intellectual property rights. We protect our intellectual property rights through a combination of trademarks, service marks, copyrights trade secrets and contractural provisions, each of which affords limited protection. We have also applied for patent protection by filing two patent applications that relate to our proprietary payment system. However, the steps we have taken to protect our intellectual property rights may not be adequate to deter misappropriation of those rights. In addition, we cannot be certain that our products do not infringe on valid patents, copyrights and intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert our management's attention away from running our business.

If the growth in the use of the electronic payments market does not continue, the growth of our business will be negatively impacted.

  The electronic payments market is still evolving. We believe future growth in the electronic payments market will be driven by the cost, ease-of-use and quality of products offered to consumers and financial institutions that service them. If the number of electronic payment transactions does not continue to grow or if consumers or financial institutions do not continue to adopt electronic payment products, our business, financial condition and results of operations could be materially adversely affected.

If there is a recession, our business could be materially adversely affected.

  Because consumers view our products as savings products requiring them to make additional payments, we may be vulnerable to recessions and conditions affecting the economy in general. If a recession were to occur as a result of which consumers decide not to use our electronic payment products, our business, results of operations and financial condition would be materially adversely affected.

The demand for our electronic payment products may decline in the event of a downturn in the home mortgage market.

  We have derived substantially all of our revenues from the sale of our equity acceleration products in the mortgage market and, therefore, depend heavily on mortgage loan origination and regeneration. Periods of economic slowdown or recession may result in decreased demand for new loans and the refinancing of existing loans and may increase the risk of default on loans. The demand for our electronic payment products may decrease in periods of economic downturn, which may materially adversely affect our business, financial condition and results of operations.

Our business could be adversely affected by consumer litigation against our affinity partners.

  Consumer litigation is frequently directed at financial institutions concerning their business practices based upon a variety of legal theories. This type of litigation can take the form of class actions, and may be based upon alleged violation of privacy, consumer protection, bank regulatory, anti-trust and other laws. Our business would be adversely affected if we are named as a party and are required to incur costs to defend or to pay settlements or judgments arising from such actions. In addition, if such actions are brought against our affinity partners they may elect to transact less business with us or otherwise alter their method of doing business with us. This could reduce or eliminate revenue we obtain from marketing our products to their customers.

Our business could become subject to government regulation, which could make our business more expensive to operate.

  We believe that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board or other federal agencies that regulate or monitor banks or other types of providers of electronic commerce services. Although a number of states have legislation regulating or licensing check sellers, accelerated mortgage payment providers, mortgage bankers, money transmitters or service providers to banks, we have not registered under such legislation because we believe the manner in which we market and sell our products does not require us to be registered or licensed under such legislation. If we are notified by regulators that we are required to register or be licensed to conduct our business, then we will take appropriate and necessary steps to comply with such requirements. Any such requirements could increase our operating costs which could affect our operating results and financial condition. In addition, the entities responsible for interpreting and enforcing these laws and regulations could amend those laws or regulations or issue new interpretations of existing laws or regulations. Any of these changes could lead to increased operating costs and reduce the convenience and functionality of our electronic payment products, possibly resulting in reduced market acceptance.

  Federal Reserve and National Automated Clearing House Association rules provide that we can only access the ACH Network through ODFIs. If these rules were to change to further restrict our access to the ACH Network or limit our ability to provide ACH Network-based transaction processing services, it could have a material adverse effect on our business, financial condition and results of operations. In addition, as part of our business strategy we intend to offer our electronic payment products directly to consumers. As a result, we may have to become licensed under various federal and state licensing or regulatory regimes. We may not be able to secure those licenses or registrations in a timely manner, or at all. If we fail to secure those licenses, our business, financial condition and results of operations will be materially adversely affected. Moreover, our financial condition and results of operations could be materially adversely affected directly as a result of the increased operating costs relating to such registration or licensure.

Consolidation in the banking industry may adversely affect our ability to sell our electronic payment products.

  Mergers, acquisitions and personnel changes at key financial institutions have the potential to adversely affect our business, financial condition and results of operations. Currently, the banking industry is undergoing large-scale consolidation, causing the number of financial institutions to decline. This consolidation could cause us to lose:

  . current and potential customers if the acquiring company does not offer our products and determines that the combined company should not offer our products;

  . market share if the combined financial institution determines that it is more efficient to develop in-house electronic payment products similar to ours or offer our competitors' products; and

  . revenue if the combined financial institution is able to negotiate a greater volume discount for, or discontinues the use of, our products.

Our directors and executive officers will be able to exert significant influence over us.

  After this offering, our directors and executive officers will beneficially
own approximately     % of our outstanding common stock, or     % if the
underwriters exercise their over-allotment option in full. These stockholders, if they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us or discourage a potential purchaser from attempting to obtain control of us which could adversely affect the market price of our common stock.

Our management has broad discretion as to the use of proceeds from this offering.

  We do not have a quantified business plan for the allocation of the proceeds from this offering, and we will not have one until we have received the proceeds from this offering. We do not have a specific use for the proceeds from this offering other than for working capital and general corporate purposes, including developing new electronic payment products and increasing our sales and marketing staff and capabilities. However, we have not performed any studies nor made any preliminary determinations as to the allocation of proceeds. Our management will have broad discretion with respect to the use of proceeds from this offering. You will therefore be relying on the judgment of our management. If we do not allocate the proceeds from this offering effectively, our business, operating results and financial condition could be materially and adversely affected.

Our stock has not been publicly traded before this offering, and there may be volatility in our stock price.

  Before this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of our common stock may decline below the initial public offering price. In recent years, the securities markets have experienced substantial volatility in prevailing price levels that is unrelated or disproportionate to the operating performance of individual companies. The market prices of the securities of technology related companies have been especially volatile. Some companies that have had volatile stock prices have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, financial condition and results of operations.

The tangible book value of our common stock is substantially lower than the offering price, resulting in immediate and substantial dilution to you, and the exercise of stock options could cause further dilution.

  The initial public offering price is substantially higher than the tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by the existing stockholders will experience a material increase in the tangible book value per share. The dilution to investors in this offering
will be approximately $      per share. As a result, if we were to distribute
our tangible assets to our stockholders immediately following this offering, purchasers of shares of common stock in this offering would receive less than the amount paid for such shares. In addition, options to purchase
shares of common stock, having a weighted average exercise price of $     per
share, were outstanding as of December 31, 1999. When and if these options are exercised, new stockholders will experience further dilution.

Anti-takeover provisions in our charter documents and under Delaware law could inhibit others from acquiring us, which could adversely affect the market price of our common stock.

  Some of the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could, together or separately:

  . discourage potential acquisition proposals;

  . delay or prevent a change in control; and

  . limit the price that investors may be willing to pay in the future for shares of our common stock.

  In particular, our amended and restated certificate of incorporation and amended and restated bylaws, among other things, provide that stockholders may not take actions by written consent, provide that special meetings of stockholders may only be called by a majority of our board of directors, and do not provide for cumulative voting. We are also subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined in the statute, for a period of three years following the date on which the stockholder became an interested stockholder. These anti-takeover provisions could substantially impede the ability of public shareholders to change our management and board of directors, which may reduce the trading price of our common stock.

There may be an adverse effect on the market price of our stock as a result of shares being available for sale in the future.

  Sales of a substantial amount of our common stock in the public market after this offering, or the perception that these sales may occur, could adversely affect the prevailing market price of our common stock. This could also impair our ability to raise additional capital through the sale of our equity securities.

  Immediately after the completion of this offering, we will have
shares of common stock outstanding, or            shares if the underwriters
exercise their over-allotment option in full. Of these shares, the shares sold in this offering will be immediately transferable without restriction in the public market, except for shares purchased by any of our affiliates, which will be subject to the limitations of Rule 144 under the Securities Act. The remaining shares are "restricted securities," and will become eligible for sale in the public market at various times after the date of this prospectus, subject to the limitations and other conditions of Rule 144 under the Securities Act. In addition, under the terms of a stockholders agreement, we may be obligated under certain circumstances to register outstanding shares of our common stock. In connection with this offering, holders of all shares of restricted securities and options to purchase our common stock have agreed not to sell the shares of common stock they now own or acquire upon exercise of their options without the prior written consent of Donaldson, Lufkin & Jenrette for a period of 180 days from the date of this prospectus. Donaldson, Lufkin & Jenrette may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up
agreements. After these agreements expire,            shares will be eligible
for sale in the public market.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "projected," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors," which may cause our actual results to differ materially from any forward-looking statement. All projections contained in this prospectus, including those set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking statements. Other forward looking statements include:

  . anticipated trends in our business, including trends in electronic payments markets;

  . our intention to develop and introduce new products;

  . our anticipated growth and growth strategies; and

  . anticipated levels of adoption of electronic payment products.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update or revise any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results and do not intend to do so.

                                USE OF PROCEEDS

  We will receive approximately $    million in net proceeds from the sale of
the shares of common stock we are offering at an assumed initial public
offering price of $      per share. If the underwriters exercise their over-
allotment option in full, our net proceeds will be approximately $    million.
Net proceeds is what we expect to receive after paying underwriting discounts and commissions and estimated offering expenses.

  We intend to use the net proceeds for working capital and general corporate purposes, including developing new electronic payment products, increasing our sales and marketing staff and capabilities and making acquisitions of strategic businesses or technologies. While we expect to evaluate potential acquisitions from time to time, we have no present understandings, commitments or agreements with respect to any acquisitions. We currently have no quantified business plan for the specific allocation of proceeds from this offering. See "Risk Factors-- Our management has broad discretion as to the use of proceeds from this offering."

                                DIVIDEND POLICY

  We have not paid cash dividends since our inception and do not anticipate paying any cash dividends. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and for general corporate purposes. Our board of directors will have the authority to declare and pay dividends on the common stock, in its discretion, as long as there are funds legally available to do so.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis after giving effect to the conversion of preferred stock, the conversion of Class A and Class B common stock and the exercise of warrants to purchase common stock; and

  . on a pro forma basis, as adjusted to give effect to the sale of the common stock offered by this prospectus at an assumed initial public
     offering price of $       per share, after deducting the estimated
     underwriting discounts and offering expenses payable by us.

  This table should be read together with our financial statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    As of December 31, 1999
                                                 ------------------------------
                                                                     Pro forma
                                                 Actual   Pro forma as adjusted
                                                               (Unaudited)
                                                          ---------------------
                                                        (In thousands)
Line of credit, net of current portion.......... $ 1,208   $ 1,208    $
Stockholders' equity:
  Series A preferred stock, $0.01 par value,
   780,000 shares authorized; 680,000 shares
   issued and outstanding, actual; no shares
   issued and outstanding, as adjusted..........       7
  Series B preferred stock, $0.01 par value,
   750,000 shares authorized; 416,667 shares
   issued and outstanding, actual; no shares
   issued and outstanding, as adjusted..........       4
  Series C preferred stock, $0.01 par value,
   320,000 shares authorized; 319,149 shares
   issued and outstanding, actual; no shares
   issued and outstanding, as adjusted..........       3
  Class A common stock, $0.01 par value;
   50,000,000 shares authorized;
   3,881,049 shares issued and outstanding,
   actual; no shares issued and outstanding, as
   adjusted ....................................      39
  Class B common stock, $0.01 par value; 320,000
   shares authorized; 204,706 shares issued and
   outstanding, actual; no shares issued and
   outstanding as adjusted......................       2
  Common stock, $0.01 par value, 50,000,000
   shares authorized; 12,664,279 shares issued
   and outstanding (pro forma);     shares
   issued and outstanding (pro forma as
   adjusted) (1)................................                55
  Unearned compensation.........................  (6,650)   (6,650)
  Additional paid-in capital....................  11,052    11,052
  Less: Notes receivable from stockholders......     (89)      (89)
  Retained earnings (accumulated deficit).......  (1,007)   (1,007)
                                                 -------   -------    ------
    Stockholders' equity........................   3,361     3,361
                                                 -------   -------    ------
    Total capitalization........................ $ 4,569   $ 4,569    $
                                                 =======   =======    ======

---------------------
(1) The outstanding share information excludes 1,217,749 shares of common stock issuable upon the exercise of outstanding options under our option plan with a weighted average exercise price of $0.18 per share as of December 31, 1999 and 430,348 shares of common stock issuable upon exercise of outstanding warrants.

                                    DILUTION

  The pro forma net tangible book value of our common stock on December 31,
1999 was $      million, or approximately $     per share. Pro forma net
tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. After giving effect to our
sale of            shares of common stock offered by this prospectus at an
assumed initial public offering price of $     per share and after deducting
the estimated underwriting discounts and offering expenses payable by us, our
pro forma net tangible book value will be $    million, or approximately $
per share. This represents an immediate increase in pro forma net tangible book
value of $    per share to existing stockholders and an immediate dilution in
net tangible book value of $     per share to new investors.

   Assumed initial public offering price per share.............         $
     Pro forma net tangible book value per share as of December
      31, 1999.................................................  $
     Increase per share attributable to new investors..........
                                                                 ------
   Pro forma net tangible book value per share after the
    offering...................................................
                                                                        -------
   Dilution per share to new investors.........................         $
                                                                        =======

  The following table sets forth, on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, and the total price and the average price per share paid by existing stockholders and by the new investors, before deducting estimated underwriting discounts and offering expenses payable by us, at an assumed initial public
offering price of $     per share.

                            Shares Purchased     Total Consideration
                            ------------------   ---------------------   Average Price
                            Number    Percent     Amount     Percent       Per Share
   Existing stockholders...                    %  $                    %     $
   New investors...........
                            --------   --------   ---------  ----------
     Total.................               100.0%  $               100.0%     $
                            ========   ========   =========  ==========

  The above table excludes 1,217,749 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, with a weighted average exercise price of $0.18 per share.

  If the underwriters' over-allotment option is exercised in full, the number
of shares held by new public investors will be increased to         , or
approximately    % of the total numbers of shares of our common stock
outstanding after this offering.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjuction with our financial statements and related notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997, are derived from audited financial statements not included in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

                                            Year Ended December 31,
                                     -----------------------------------------
                                      1995    1996    1997     1998     1999
                                     (In thousands, except per share data)
Statements of Operations Data:
Revenues:
 Enrollment fees, net............... $  992  $1,561  $ 3,245  $ 7,933  $11,933
 Transaction fees...................  1,184   3,611    5,761   13,086   20,200
                                     ------  ------  -------  -------  -------
   Total revenues...................  2,176   5,172    9,006   21,019   32,133
Cost of acquisitions, servicing and
 support............................  1,885   3,889    7,431   16,115   20,350
                                     ------  ------  -------  -------  -------
   Gross profit.....................    291   1,283    1,575    4,904   11,783
Operating expenses:
 Selling, general and
  administrative....................    931   1,640    2,665    3,476    6,747
 Depreciation and amortization......    139     183      211      306      371
 Amortization of unearned
  compensation......................    --      --       --       192    1,453
                                     ------  ------  -------  -------  -------
   Total operating expenses.........  1,070   1,823    2,876    3,974    8,571
                                     ------  ------  -------  -------  -------
Operating income (loss).............   (779)   (540)  (1,301)     930    3,212
Other expense (income), net.........     22      69      (26)      45       27
                                     ------  ------  -------  -------  -------
Net income (loss) before provision
 (benefit) for taxes................   (801)   (609)  (1,275)     885    3,185
Provision (benefit) for taxes.......    --      --    (1,439)     455    1,872
                                     ------  ------  -------  -------  -------
Net income (loss)................... $ (801) $ (609) $   164  $   430  $ 1,313
                                     ======  ======  =======  =======  =======
Net income (loss) available to
 common shareholders................ $ (841) $ (649) $   124  $   486  $ 1,313
                                     ======  ======  =======  =======  =======
Basic earnings (loss) per share..... $(0.80) $(0.56) $  0.07  $  0.14  $  0.35
                                     ======  ======  =======  =======  =======
Diluted earnings (loss) per share... $(0.80) $(0.56) $  0.01  $  0.04  $  0.10
                                     ======  ======  =======  =======  =======
Weighted average shares:
 Basic..............................  1,048   1,157    1,885    3,510    3,711
                                     ======  ======  =======  =======  =======
 Diluted............................  1,048   1,157   10,505   13,735   13,755
                                     ======  ======  =======  =======  =======
Pro forma earnings per share
 (unaudited):
 Basic..............................                                   $  0.11
                                                                       =======
 Diluted............................                                   $  0.10
                                                                       =======
Pro forma weighted average shares
 (unaudited):
 Basic..............................                                    12,289
                                                                       =======
 Diluted............................                                    13,755
                                                                       =======
                                              As of December 31,
                                     -----------------------------------------
                                      1995    1996    1997     1998     1999
Balance Sheet Data:
Cash and cash equivalents........... $  203  $  293  $   537  $ 1,002  $   969
Working capital (deficit)...........   (765)   (697)  (1,430)  (1,457)   1,858
Total assets........................  5,005   6,157   21,093   35,699   57,759
Line of credit, net current
 portion............................    --      --       --       --     1,208
Stockholders' equity (deficit)...... (1,723)   (985)    (756)      81    3,361

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes included in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections related to future events and our future financial performance, each of which involves risks and uncertainties. These events and our actual results could differ materially from those described in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. We do not undertake any obligation to update or revise any forward-looking statement after the date of this prospectus.

Overview

  We develop, market and service innovative electronic payment products that enable consumers to manage their finances more efficiently and help them achieve their financial goals. Our proprietary payment system gives consumers the ability to "map" and execute their customized electronic payment plan for core financial products, such as mortgages, credit cards and investments. Consumers can use our products to personalize and automate the timing and amount of withdrawals from their checking and other accounts. Our products then automatically make payments to selected accounts in accordance with each consumer's customized financial plan. We primarily market our electronic payment products directly to consumers through affinity relationships with financial institutions, including six of the seven largest banks in the United States. We introduced our first equity acceleration product in 1994 and have derived substantially all of revenues to date from the sale of such product.

Revenue

  We earn revenue from customer enrollment and transaction processing fees. We receive enrollment fees at inception of the contract or over a three to six month period following enrollment. Consistent with Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB 101), enrollment fees are deferred and recognized over an expected eight-year service period. Transaction fees are recognized as the services are performed for our customers.

Cost of Acquisitions, Servicing and Support

  Customer acquisition costs consist of direct response advertising and other direct incremental costs associated with acquisition of customers. As a result, pursuant to Statement of Position 93-7, Reporting on Advertising Costs, we defer qualifying direct mail and inbound telemarketing costs. Consistent with SAB 101, we also defer other direct incremental costs of customer acquisition. These incremental costs include the portion of the enrollment fee shared with affinity partners and the direct cost of customer set up. Our accounting policy requires that we amortize qualifying deferred customer acquisition costs over the expected period of the service, five or eight years depending on the product.

  In addition to customer acquisition costs, we incur costs in the ongoing servicing and support of our customers, which are expensed as incurred. These costs include the portion of transaction fees shared with affinity partners and the portion of customer service, direct marketing, telemarketing and enrollment processing charges which do not qualify for deferral.

Selling, General and Administrative Expenses

  Selling, general and administrative expenses consist of costs relating to sales and marketing to affinity partners and costs associated with our information technology department, including salaries and technology platform improvements and maintenance. In addition, selling, general and administrative expenses also include finance and accounting and corporate administration costs.

Amortization of Unearned Compensation

  Amortization of unearned compensation includes the amortization of unearned employee and director stock-based compensation and expenses. During 1998, we awarded shares of common stock to certain employees and directors resulting in compensation expense of $192,000 since the shares were fully vested at the date of issuance. During the third quarter of 1999, we granted options and issued stock to directors and employees resulting in unearned compensation of $8.1 million, which will be recognized over the four-year vesting period of the options awards. For the year ended December 31, 1999, we recognized $1.5 million in compensation expense.

Results of Operations for the Years ended December 31, 1997, 1998 and 1999

  The following table sets forth, for the periods indicated, our results of operations expressed in dollar values and as percentages of total revenue, except for the tax provision which is stated as a percentage of net income before provision for taxes.

Results of Operations

                                             Year Ended December 31,
                                       ---------------------------------------
                                           1997          1998         1999
                                       -------------  -----------  -----------
                                          $      %       $     %      $     %
                                        (In thousands, except percentages)
Revenues:
  Enrollment fees, net...............  $ 3,245    36% $ 7,933  38% $11,933  37%
  Transaction fees...................    5,761    64   13,086  62   20,200  63
                                       -------  ----  ------- ---  ------- ---
    Total revenues...................    9,006   100   21,019 100   32,133 100
Cost of acquisitions, servicing and
 support.............................    7,431    83   16,115  77   20,350  63
                                       -------  ----  ------- ---  ------- ---
    Gross profit.....................    1,575    17    4,904  23   11,783  37
Operating expenses:
Selling, general and administrative
 expenses............................    2,665    30    3,476  17    6,747  21
Depreciation and amortization........      211     2      306   1      371   1
Amortization of unearned
 compensation........................      --      0      192   1    1,453   5
                                       -------  ----  ------- ---  ------- ---
    Total operating expenses.........    2,876    32    3,974  19    8,571  27
                                       -------  ----  ------- ---  ------- ---
Operating income (loss)..............   (1,301)  (14)     930   4    3,212  10
Other expense (income)...............      (26)    0       45   0       27   0
                                       -------  ----  ------- ---  ------- ---
Net income before provision (benefit)
 for taxes...........................   (1,275)  (14)     885   4    3,185  10
Provision (benefit) for taxes(1).....   (1,439) (113)     455  51    1,872  59
                                       -------  ----  ------- ---  ------- ---
Net income (loss)....................  $   164     2% $   430   2% $ 1,313   4%
                                       =======  ====  ======= ===  ======= ===

---------------------
(1)Provision (benefit) for taxes is shown as a percentage of net income before provision for taxes.

  The following table details the cost of acquisitions, servicing and support for the years ended December 31, 1997, 1998 and 1999, respectively.

                                                        Year Ended December 31,
                                                       -------------------------
                                                        1997     1998     1999
                                                            (In thousands)
Amortization of customer acquisition costs............ $ 3,244 $  8,098 $ 12,384
Affinity partner transaction fees.....................   1,223    2,054    2,976
Direct marketing......................................     354      434      476
Telemarketing.........................................     393      807      759
Enrollment processing.................................     441      665      460
Customer Service......................................   1,776    4,057    3,295
                                                       ------- -------- --------
  Total cost of acquisitions, servicing and support... $ 7,431 $ 16,115 $ 20,350
                                                       ======= ======== ========

  The following table details the cost of selling, general and administrative expenses for the years ended December 31, 1997, 1998 and 1999, respectively.

                                                             Year Ended December
                                                                     31,
                                                             --------------------
                                                              1997   1998   1999
                                                                (In thousands)
Institutional sales and marketing........................... $  480 $  493 $  576
Technology..................................................    831    933  2,453
Finance and accounting......................................    285    561  1,098
Corporate administration....................................  1,069  1,489  2,620
                                                             ------ ------ ------
  Total selling, general and administrative expenses........ $2,665 $3,476 $6,747
                                                             ====== ====== ======

Comparison of Years Ended December 31, 1999 and December 31, 1998

  Revenues. Total revenues increased 53% to $32.1 million in 1999 from $21.0 million in 1998 for two reasons. Enrollment fee revenues increased 50% to $11.9 million in 1999 from $7.9 million in 1998 due to an increase in enrollment fee subscribers in 1999. Transaction fee revenue increased 55% to $20.2 million in 1999 from $13.1 million in 1998 due to a 54% increase in the weighted average number of total subscribers to 255,385 in 1999 from 166,090 in 1998.

  Cost of Acquisitions, Servicing and Support. Cost of acquisitions, servicing and support increased 26% to $20.4 million in 1999 from $16.1 million in 1998. This increase was caused by a 53% increase in amortization of acquisition costs to $12.4 million in 1999 from $8.1 million in 1998 as a result of increases in our customer base. However, this increase in amortization expense was partially offset by a 20% decrease in customer service costs to $3.3 million in 1999 from $4.1 million in 1998 primarily due to $627,000 provision taken in 1998 for estimated losses on advances made on behalf of customers to mortgage servicers.

  Gross Profit. As a result of revenue increasing 52% in 1999 while cost of acquisition, servicing and support increased only 26%, our gross profit margin increased to 37% in 1999 from 23% in 1998.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 94% to $6.7 million in 1999 from $3.5 million in 1998, as a result of a $1.5 million increase in technology staffing costs, a $1.5 million increase in corporate administration costs and a $500,000 increase in accounting department costs.

  Depreciation and Amortization. Depreciation and amortization expense increased $65,000 to $371,000 in 1999 from $306,000 in 1998 primarily due to the acquisition of $2.3 million of furniture and equipment in 1999.

  Amortization of Unearned Compensation. Amortization of unearned compensation increased $1.3 million to $1.5 million in 1999 from $192,000 in 1998 due to the granting of options and stock to directors and employees in 1999 with exercise prices below fair market value at the time of grant or issuance.

  Operating Income. Operating income margin increased to 9% in 1999 from 4% in 1998 as a result of the increase in our gross margin, which was partially offset by increases in selling, general and administrative expense and amortization of unearned compensation as percentages of total revenues.

  Provision for Taxes. Provision for taxes increased to $1.8 million in 1999 from $455,000 in 1998 as a result of our increased operating income. Our effective tax rate of 59% and 51% in 1999 and 1998, respectively, was due to the non-deductibility of amortization of unearned compensation for federal income tax purposes.

Comparison of Years Ended December 31, 1998 and December 31, 1997

  Revenues. Total revenues increased 133% to $21.0 million in 1998 from $9.0 million in 1997 for two reasons. Enrollment fee revenues increased 145% to $7.9 million from $3.2 million in 1997 due to an increase in the number of enrollment fee subscribers. Transaction fee revenue increased 126% to $13.1 million in 1998 from $5.8 million in 1997 because the weighted average number of subscribers increased 114% to $166,090 in 1998 from $77,320 in 1997.

  Cost of Acquisitions, Servicing and Support. Cost of acquisitions, servicing and support increased 118% to $16.1 million from $7.4 million in 1997. This increase was primarily the result of two factors. Amortization of customer acquisition costs increased 153% to $8.1 million in 1998 from $3.2 million in 1997 which was consistent with the increase in enrollment fee revenue. Customer service costs increased 128% to $4.1 million in 1998 from $1.8 million in 1997 due to the increase in the weighted average number of subscribers and a $627,000 provision taken in 1998 for estimated losses on advances made on behalf of customers to mortgage servicers.

  Gross Profit. As a result of revenue increasing 133% in 1998 while cost of acquisition, servicing and support increased 118%, our gross profit margin increased to 23% in 1998 from 17% in 1997.

  Selling, General and Administrative Expenses. Expenses increased 30% to $3.5 million in 1998 from $2.7 million in 1997, principally from a $593,000 increase in salaries due to higher headcount, and a $407,000 increase in other general and administrative expenses, including system maintenance, communications and professional fees.

  Depreciation and Amortization. Depreciation and amortization expense increased $95,000 in 1998 to $306,000 from $211,000 in 1997 primarily due to the acquisition of $500,000 of furniture and equipment in 1998.

  Amortization of Unearned Compensation. Amortization of unearned compensation increased to $192,000 in 1998 from zero in 1997 due to the granting of fully-vested compensatory shares to directors and employees in 1998.

  Operating Income (Loss). Operating income (loss) margin increased to 4% in 1998 from (15%) in 1997 as a result of the increase in our gross margin.

  Provision (Benefit) for Taxes. Provision for taxes was $455,000 in 1998 compared to an income tax benefit of $1.4 million in 1997. The effective tax rate in 1998 was 51% primarily due to the non-deductibility of amortization of unearned compensation. The benefit for taxes was $1.4 million in 1997 due to the reversal of the valuation allowance for deferred tax assets as we believed that realization was more likely than not.

Liquidity and Capital Resources

  We have historically satisfied our cash requirements primarily from operations and through private placements of equity securities and lease and debt financing. Through December 31, 1999, we have raised approximately $2.7 million through equity financings, which includes the sale of 1.4 million shares of preferred stock for net proceeds of approximately $2.5 million. See notes 11 and 12 to our financial statements.

Line of Credit

  We have a line of credit that we use to assist us in managing our liquidity. Borrowings under this line of credit bear interest at 11%. The line of credit agreement requires that we comply with certain financial covenants related to minimum net worth, a ratio of debt to net worth, and coverage of fixed charges. As of December 31, 1999, we had $1.5 million outstanding under this line of credit, of which $2.6 million was available for future borrowings. Beginning in August 2001, the then outstanding balance will begin to amortize equally over 24 months.

Sources and Uses of Funds

  The following table sets forth a summary of cash flow activity and should be referred to in conjunction with our statements of cash flow, included herewith:

                                                         Year Ended December
                                                                 31,
                                                        -----------------------
                                                         1997    1998    1999
                                                           (In thousands)
Cash flow provided by (used in) operating activities..  $  (12) $1,008  $ 1,472
Cash flow provided by (used in) investing activities..    (930)   (526)  (2,268)
Cash flow provided by (used in) financing activities..   1,186     (17)     763
                                                        ------  ------  -------
  Net increase (decrease) in cash and cash
   equivalents........................................  $  244  $  465  $   (33)

  For the year ended December 31, 1999, we generated $1.5 million of cash from operations, a 47% increase over 1998. We expended $22.9 million in deferred acquisition costs, which was offset by the receipt of $24.8 million in deferred revenues from enrollment fees. The $9.1 million increase in enrollment fees receivable was the result of growth in new accounts. Similarly, the growth in affinity partner fees reflected the growth in new accounts and transaction fees during the year. We invested $2.3 million in furniture and equipment, primarily for computer equipment and software. From a financing perspective, additional funds were generated through the utilization of an additional $750,000 of our line of credit.

  For the year ended December 31, 1998, we generated $1.0 million of cash from operations. We expended $21.6 million in deferred customer acquisition costs, which was offset by the receipt of $20.6 million in deferred revenue from enrollment fees. Funds were provided by an increase in accounts payable of $1.8 million. We invested $500,000 in furniture and equipment. During 1998, we drew down our line of credit by $1.7 million, and repaid principal amounts of $1.8 million, and ended the year with $1.0 million outstanding under the line.

  For the year ended December 31, 1997, we used $12,000 of cash in operations. We expended $12.8 million in deferred customer acquisition costs, which was offset by the receipt of $13.9 in deferred revenue from enrollment fees. The $3.4 million increase in enrollment fees receivable was the result of growth in new accounts. Similarly, the growth in affinity partner fees followed the growth in new accounts and transaction fees during the year. We invested $900,000 in additional furniture and equipment, and drew down $750,000 from our line of credit. In addition, we received $428,000 from stockholders in repayment of borrowings.

  We believe that our existing cash and cash equivalents, the net proceeds from this offering and existing and available credit facilities will be sufficient to fund our operating activities, capital expenditures, new product initiatives and other obligations for at least the next 18 months.

Recent Accounting Pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. We, to date, have not engaged in derivative and hedging activities. We will adopt SFAS 133, as required, on January 1, 2001. We do not believe SFAS 133 will have a material impact on our financial condition and results of operations.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 did not have a material impact on our financial condition and results of operations.

Year 2000 Compliance

  The year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. We believe that all of our material systems are substantially year 2000 compliant. To our knowledge, we have not experienced any significant problems as a result of year 2000 issues.

Disclosure about Market Risk

  Our exposure to market risk is confined to our cash and cash equivalents which have maturities of less than three months. Because of the short-term maturities of our portfolio, we do not believe that an increase in market rates would have any negative impact on the realized value of our investment portfolio.

                                    BUSINESS

Overview

  We develop, market and service innovative electronic payment products that enable consumers to manage their finances more efficiently and help them achieve their financial goals. Our proprietary payment system gives consumers the ability to map and execute their customized electronic payment plan for core financial products such as mortgages, credit cards and investments. We currently offer one or more electronic payment products to over 300,000 customers. Every month, we process approximately $1.2 billion in payments in over 1 million transactions. Over 95% of these transactions are made electronically through our proprietary payment systems that links to the ACH Network. We primarily market our electronic payment products directly to consumers through affinity relationships with financial institutions including six of the seven largest banks in the United States. By offering our electronic payment products, our affinity partners can expand their product offering and enhance the profitability of their business.

Market Opportunity

  We believe consumers are becoming more sophisticated in analyzing and managing their financial affairs. In addition, consumers are seeking ways to reduce the time and resources they devote to managing their finances. As a result, consumers are looking for solutions that provide greater control and flexibility in managing core financial products and automation so that they can use these products efficiently enabling them to achieve their individual financial goals. Similarly, financial institutions and other providers of core financial products are looking for ways to offer value-added products to their customers and enhance the profitability of their businesses.

  Electronic payments offer convenience and flexibility to both consumers and providers of core financial products by enabling a financial transaction to be completed more quickly, with greater accuracy and at a lower cost than traditional paper-based payments. Consumers benefit from the greater convenience and flexibility of electronic payments, and both consumers and financial institutions benefit from the efficiency and cost savings achieved through electronic payments. According to The Nilson Report, the number and volume of non-mortgage electronic payments are expected to increase from approximately 1.3 billion and $132.6 billion in 1998 to 6.2 billion and $694.9 billion in 2005. Over the same time period, the percentage of these electronic payments is expected to increase from 2.9% to 10.2%.

  Electronic payment system can be used to make a payment or contribution with respect to most core consumer financial products, including mortgages, credit cards, IRAs, mutual funds and other savings programs. The market for each of these products is substantial.

  . Mortgages. According to the American Banker, there were over 56 million mortgages in the U.S. as of December 31, 1999, representing over $4.5 trillion in mortgage debt. We estimate that only about 2% of mortgages are currently being paid through a mortgage acceleration program.

  . Credit Cards. According to The Nilson Report, as of September 30, 1999, there were approximately 400 milion credit card accounts in the U.S., representing approximately $491 billion in consumer outstandings.

  . Mutual Funds. According to the Investment Company Institute, as of
    September 30, 1999, there were 212 million mutual fund accounts representing approximately $5.97 trillion in investments.

  We believe that the growth and acceptance of electronic transactions along with movement towards personalized, automated financial management has created a substantial demand for electronic payment products that:

  . offer consumers of core financial products the ability to customize their payments or contributions and exercise budgeting discipline to optimize their financial management and achieve individual financial goals; and

  . provide institutions and other suppliers of core financial products with fee income and costs savings that motivate them to offer electronic payment products to their customers.

Our Solution

  We develop, market and service innovative electronic payment products that offer substantial benefits to both the consumer and provider of core financial products. Our electronic payment products are based on our proprietary technology that was specifically developed and refined so that it can be used in a variety of core financial products. Our technology facilitates the transfer of funds electronically from the consumer's account to the accounts of the providers of core financial products using the ACH Network, a processing and delivery system approved by the Federal Reserve that provides for the distribution and settlement of electronic debits and credits among financial institutions. Consumers can use our products to personalize and automate the timing and amount of withdrawals from checking and other accounts. Our products then automatically make payments to selected accounts in accordance with each consumer's customized financial plan. This level of flexibility, functionality and customization is not offered by typical electronic payment products. With our products, consumers can easily structure and periodically revise a payment map that is designed to manage their core financial products more efficiently and achieve individual goals such as prepayment of debt. Our electronic payment products offer our financial institution partners a turnkey, outsourced payment solution that enable them to expand their product offerings and enhance the profitability of their business.

  We introduced our first electronic payment product, Equity Accelerator, for the mortgage market. Equity Accelerator enables a consumer with a mortgage to establish a customized electronic payment program that provides for the regular withdrawal of funds from a bank account to efficiently prepay the mortgage and thereby realize significant interest savings, build equity faster and pay off a mortgage earlier. Equity Accelerator also provides the consumer with significant flexibility in establishing and adjusting this payment program to meet and achieve changing financial needs and objectives. Equity Accelerator allows the consumer to:

  . calculate the benefits of various prepayment plans and select the one that achieves their specific goals;

  . increase or decrease the amount and frequency of withdrawals;

  . synchronize withdrawals from checking or savings accounts to match their payroll cycles;

  . accumulate withdrawals from one or more accounts; and

  . transfer the payment program to a new mortgage.

At the same time, Equity Accelerator enables our financial institution affinity partners to:

  . make available a value-added product to their customers without incurring any significant costs;

  . enhance profitability and reduce servicing costs;

  . increase customer retention; and

  . develop more timely and predictable payment streams.

  Having introduced Equity Accelerator in 1994 to the mortgage market, we have substantial experience in developing, marketing, implementing and servicing a product that provides an innovative payment solution for one of the most complex financial products from a payment perspective. In addition, our payment system can be applied to make electronic payments with respect to a variety of financial products. Accordingly, we believe we are well positioned to continue to leverage this experience and our payment system to develop and introduce additional innovative payment products.

Our Strategy

  Our objective is to enhance and expand our position as a leading developer, marketer and servicer of innovative electronic payment products that enable consumers to manage their finances more efficiently and achieve their financial goals. Key elements of our business strategy are set forth below.

Capitalize on Our Electronic Payments Platform to Introduce Our Next-Generation Products.

  We intend to use our proprietary platform to introduce electronic payment products that will complement our existing products and enable our customers to formulate a comprehensive payment map to achieve their individual financial goals. We currently have electronic payment products for mortgage and other consumer loans. We are also currently developing a credit card payment product and an investment contribution product and intend to introduce these products later this year. We believe that these products will allow us to offer consumers a suite of electronic payment products that will enable them to map out and execute a comprehensive plan to achieve a variety of financial goals such as prepayment of debt and investing for retirement.

Introduce Variations to Our Existing Products to Broaden Our Potential Customer Base and Enhance Our Response Rates.

  We will continue to evaluate and introduce variations of our existing electronic payment products in order to retain our position as a leading provider of mortgage acceleration products, to further expand our market share in the mortgage market and to gain market share in other core financial product markets. For example, we intend to introduce several new product variations to Equity Accelerator which will allow us to offer our electronic payment products to a larger consumer base and increase the response rate to our product offerings. By continually evaluating our electronic payment products through consumer testing, we are able to better determine consumer demand for products, which allows us to introduce variations of products that meet those specific needs.

Leverage Our Existing Relationships with Financial Institutions, Enter into Affinity Relationships with Additional Financial Institutions and Enter into Strategic Alliances.

  Many of our affinity partners that provide mortgage loans also provide other financial services and products. We intend to leverage these relationships to help us expand into new markets, such as mutual funds and credit cards. We are also actively pursuing new affinity relationships with financial institutions who are not currently our partners. We believe our established track record will enable us to expand our existing affinity relationships and develop new ones. We believe that our electronic payment products provide the financial institutions with a number of benefits, including administrative savings, enhanced profitability, consumer loyalty and improved portfolio valuations resulting from certainty of receiving regular electronic payments. We also plan to expand our distribution channels and sell our products through strategic alliances with other companies that market and sell financial services and products.

Integrate Our Electronic Payment Products into Core Financial Products and Market Them at the Point-of-Sale.

  We intend to offer our electronic payment products at the point-of-sale by integrating our products into the core financial products offered by our financial institution affinity partners. For example, although Equity Accelerator has historically been offered after the mortgage has been issued, we have been selected by Fannie Mae to incorporate our mortgage acceleration capabilities into one of Fannie Mae's mortgage products at the point-of-sale. We are also working with other major financial institutions to incorporate our mortgage acceleration capabilities into their mortgages at the point-of-sale. We believe that by offering our products at the point-of-sale we will be able to improve the terms of the core financial products from the consumer's perspective and improve the penetration of our products.

Expand Our Use of the Internet as a Distribution Channel.

  Historically, we have marketed our electronic payment products primarily through direct mail and telemarketing. We believe that we can make our business more efficient and more accessible to consumers by taking advantage of the rapid growth of the Internet. As part of our Internet initiatives, we are currently conducting a pilot program with one of our financial institution affinity partners where consumers can enroll in our Equity Accelerator program, compare financial alternatives by inputting different goals and parameters and create a customized payment plan online at a co-branded Web site. We intend to market and service our products through these types of sites with other affinity partners. We also intend to market products through other strategic Web alliances, such as finance-related Web portal companies, and to consumers directly through our own Web site.

Products

Existing Products

  Equity Accelerator

  Mortgages. Equity Accelerator for mortgages is an electronic payment product that enables a homeowner to establish a customized schedule to prepay automatically a home loan. Equity Accelerator is designed to make automatic periodic deductions from a homeowner's checking or savings account based on a schedule determined by the homeowner and to forward the payments through the ACH Network to the mortgage company when the mortgage payment is due. Equity Accelerator's automated budgeting features offer a compelling value proposition to the homeowner. For example, if a homeowner with a $100,000, 30 year loan bearing interest at 8% elects to customize a payment plan to make a deposit account withdrawal every two weeks equal to 50% of the regular monthly payment, such homeowner will save $46,298 in interest payments and fully repay the loan 7 years earlier. These 26 bi-weekly withdrawals result in 12 regular monthly payments and the equivalent of one extra payment that is paid against principal. This accelerated loan is completely paid off while 47% of the principal balance of a non-accelerated loan would still be outstanding. This example is illustrated by the following chart.

                 [MORTGAGE ACCELERATION GRAPHIC APPEARS HERE]

[Graphic which shows comparison of the pay off of a $100,000, 30 year mortgage at 8% interest with and without equity acceleration.]

  In addition to providing substantial benefits to consumers, Equity Accelerator offers our financial institution partners the ability to expand their product offerings and enhance the profitability of their business without making any capital investment. We are currently offering this product through contractual arrangements with approximately 40 financial institutions.

  We continually design and test variations of our Equity Accelerator product in order to retain our market position, improve response rates and broaden the market for our product. Product variations such as expanded features, reduced features and pricing alternatives are designed and tested to identify additional large market segments and marketing opportunities. We are presently testing two Equity Accelerator variations: a version providing streamlined features and a premium service version. As we validate product variations that provide improved response rates or additional target market segments, we will integrate these product variations into our marketing and distribution programs.

  In addition to variations to our Equity Accelerator product, we are actively working with Fannie Mae and our affinity partners to incorporate the capabilities of this product into their mortgages at the point-of-sale. Incorporating equity acceleration features into a mortgage improves the mortgage for the consumer and the mortgage servicer. For example, it enhances Fannie Mae's Working Mortgage over comparable mortgages by reducing the credit score needed by the consumer to qualify for a mortgage and providing more timely and predictable mortgage payments to the mortgage servicer. We believe that mortgages that include our payment capabilities at the point-of-sale can increase the market penetration of our products.

  Other Consumer Loans. We also offer Equity Accelerator as an electronic payment product that enables a borrower to establish a customized schedule to prepay automatically a non-mortgage consumer loan. Although we have offered this product primarily as an extension to Equity Accelerator for mortgages, we intend to market this electronic payment product separately in the future and thereby expand our customer base. This product provides similar benefits to the consumers and our affinity partners as Equity Accelerator for mortgages.

  Just-in-Time EFT

  Just-in-Time EFT is an electronic payment product, offered through financial institutions, that enables homeowners to make last minute, on-demand mortgage payments to avoid late charges and fees. Just-in-Time is intended to replace existing on-demand payment products such as pay-by-phone payment products offered by mortgage servicers and electronic payment companies. Generally, pay-by-phone products are paper-based solutions that are not integrated into the collection process and are time intensive for the servicer. Just-in-Time EFT is an electronic payment solution that is fully integrated into the servicer's platform and enables servicers to realize substantial savings in both time and cost. Although there is a variety of competing products currently available, we believe that Just-in-Time EFT is the most efficient product on the market from the mortgage servicer's standpoint and, therefore, will likely be offered by the mortgage servicer as the preferred method of making last minute, on-demand mortgage payments to avoid late charges and fees.

  We have entered into an agreement with Washington Mutual for our Just-in-Time EFT electronic payment product and believe that it will become Washington Mutual's preferred electronic transaction processing platform for late payments. Based on our test marketing results, we expect to enter into several additional contracts with other affinity partners beginning in the second quarter of 2000.

  Paymatch

  Paymatch is an electronic payment product that is designed to allow borrowers to conveniently repay their mortgage and other consumer loans. It is designed to make automatic and customized deductions from one or more of a borrower's checking accounts and forward the funds through the ACH Network to the lender on the payment due date. Although Paymatch does not offer payment acceleration, it does offer budgeting convenience and also helps the consumer personalize payment withdrawals. Our financial institution clients benefit from

Paymatch primarily because they are able to realize additional income, lower servicing costs and increased predictability of payments.

Products Under Development

  We currently have two products under development which we intend to pilot-market during the second half of 2000.

  Investpay. Investpay is an electronic payment product that will provide a payment plan enabling an individual investor to design and execute a plan to accumulate investment dollars by withdrawal of specified amounts from a designated account on a customized, automatic withdrawal schedule. The funds will then be electronically forwarded to the investment vehicle indicated by the investor, such as a mutual fund or an IRA. The investor benefits from a self-discipline tool that provides for the scheduled investment of income that helps achieve their retirement and other savings goals. The financial institutions benefit from increasing assets under management by expanding the market, creating fund and brand loyalty, receiving regular investment inflows and reducing processing costs.

  NoCheks. NoCheks is an electronic payment product that is designed to enable credit cardholders to make their monthly credit card payment by electronic withdrawals from the checking or savings account designated by them. NoCheks incorporates many of the primary features of our payment platform, including customizable withdrawal schedules from multiple accounts, payments to multiple sources, cardholder driven funds transfer rules and electronic interfaces with card issuers. Although NoCheks does not accelerate the payoff of the credit card balance, cardholders benefit from eliminating paper checks, budgeting and managing their cash requirements, and from building better credit records through timely payment of their credit card balances. Card issuers benefit from more timely electronic payments which can lower delinquency rates and reduce servicing costs.

Product Development Process

  We maintain a product development group with a long-term perspective of planning and developing new electronic payment products. We have focused our product development efforts on developing new products as well as variations of existing products. Our depth of experience in direct marketing, financial products and the ACH Network gives us competitive insights to create solutions that satisfy the needs of the consumer as well as those of the financial institutions.

  After we have identified a need for a particular product or variation of an existing product, we present our concept product to our affinity financial institution partners and then we test our products with small test campaigns. Consumer testing enables us to better understand the requirements of consumers and to design and develop products that are responsive to their demands. We measure both quantitative and qualitative tests marketing results. To date, we have conducted 651 test campaigns designed to enhance our existing products.

Marketing

  We have historically marketed our products through exclusive institutional affinity relationships that enable us to leverage the brand names of our financial institutional affinity partners. We currently have approximately 40 affinity relationships which include six of the seven largest banks in the United States, including Citicorp, Bank of America, Chase Manhattan, First Union, Wells Fargo/Norwest and BankOne. Our agreements with these institutions typically give us the exclusive right to market our equity acceleration products to their mortgage portfolios. We believe our proven ability to develop these trust-based relationships will allow us to market other products through our current affinity partners and to develop new affinity relationships with other financial institutions.

  In addition to financial institutions, we intend to market our products through strategic alliances with finance-related Web portal companies, makers of financial software and other financial service providers. We believe these alliances will offer us substantial opportunities to sell our products "bundled" or co-branded with those of our strategic partner.

  We believe our traditional direct marketing strengths and data mining experience provide a solid base for moving our electronic payment products into the consumer-direct distribution channel. We believe that the consumer-direct channel will provide us with a substantial market of potential consumers that are not affiliated with our affinity partners. We use proprietary data mining techniques to identify segments within our potential customer base that are best qualified for a targeted, specific product offer. We also data-mine our database of non-respondents to market new products after completion of an initial product offering. Our data mining strategy allows us to reduce acquisition costs and maximize enrollment responses per marketing campaign.

Distribution

  Historically, we have relied upon direct mail and in-bound telemarketing to distribute our products. To date, we have mailed approximately twenty million mailing pieces to homeowners. Potential customers respond by mail or by calling our in-bound telemarketing center.

  We will also use the Internet to enhance distribution of our electronic payments products. Presently, our Web site describes the features and benefits of our Equity Accelerator product, and allows the consumer to customize their personal plan, including the amount of payday-to-payday deductions needed to reach their interest savings and accelerated mortgage payoff goals. It also facilitates on-line enrollment and authorization for ACH Network deductions. We intend to provide these Web-based capabilities for all of our products through co-branded sites or hyperlinks that will integrate our sites with our partners' sites. We also intend to offer customer service capabilities through the Internet, thereby providing customers with an additional method of communicating with us.

Technology

  We have developed and refined our technology platform to provide the flexibility and intelligent rules-based logic needed to create customized payment programs for consumers. Two major components of our technology platform are the transaction management system that executes the customer's electronic payments plan by managing account activity and moving funds through the ACH Network, and the marketing management system that enables us to model different financial alternatives and that manages our direct marketing efforts, including data-mining and tracking test campaigns.

  Our transaction management system is designed to effect a customized payment flow for each consumer that uses our products. It uploads the consumer account data from the marketing management system when the consumer enrolls. It then manages the transfer of funds electronically from the customer's account(s), based on a payment program established by the consumer. The withdrawals are moved from the customer's specified checking, savings or money market accounts into custodial accounts nominated in the name of our financial institution affinity partners through our ACH Network gateway at selected originating depository financial institutions, such as Wells Fargo/Norwest and BankOne. The funds are directed to custodial accounts nominated in the name of our affinity partners and forwarded to the financial institution clearing account at the due date. This facilitates the asynchronous timing of withdrawals from the customers' accounts and the remittance to the payees. It also allows the system to gather money from multiple sources to make a single payment, or gather money from a single account to make multiple payments. The system maintains the customer-specified rules for withdrawal and adjustments throughout the service period. When payments are made to the payee's cashiering accounts, the requsite payment details are sent electronically to their servicing platform.

          [PAYMAP TRANSACTION PROCESSING SYSTEM GRAPHIC APPEARS HERE]

[Graphic showing the flow of funds from various customer accounts to their intended destinations using our payment platform.]

  Our transaction management system is comprised of six Pentium III servers that operate with a Novell Netware operating system and Advanced Revelation's AREV database using RAID 5 array of disks for redundant data storage. This system is supported by software that supports the following functions:

  . multi-debit-multi-credit, rules-based payments allow for scheduled "many-to-many" matching and customizable orientation, features of our software that are not generally available in bill driven models;

  . electronic interfaces that exchange information daily with our affinity partners' customer service platforms to transmit and maintain information at both ends; and

  . the back-office payment administration and reconciliation of daily funds movements from customer accounts through clearing banks to custodial accounts and to final payment destinations.

  We upload customer and mortgage information from tapes provided by affinity partners into the marketing management system which produces our direct marketing campaigns, tracks production and marketing results and data mines the consumer base. This system supports our marketing and distribution and product development and testing processes, and is based on our innovative proprietary technologies including:

  . customized statistical software applications;

  . customer relationship management software that provides front-end user screen applications ("screen pops");

  . internet and direct mail campaign management software that is designed to retrieve data from various databases and files, and to perform data exclusions, segmentation and campaigns;

  . customized amortization software for calculating personalized, goal oriented customer financial benefits summaries; and

  . enrollment by phone process that allows for secure electronic customer authorizations.

  Our marketing management system is comprised of nine Pentium III servers. The database operates with an SCO UNIX operating system and Oracle database software. These servers also support remote site back-up and the Web interface and e-mail applications.

  A common 100 Mbs Ethernet LAN connecting about 200 user workstations through two 10/100 Base-T star shaped networks, each using Bay Networks intelligent hubs interconnected with 10/100 wiring, supports both the transaction management and marketing management systems.

  Our back-up facility is in Livermore, California, approximately 50 miles east of San Francisco. Our Unix and Novell back-up servers are located at a call center that operates seven days a week. The production servers located in San Francisco are connected by T1 dedicated lines to the backup servers and backups are transmitted every night to the Livermore location.

  Our information system is designed to block unauthorized access to our internal network through software that is installed on our server. The software allows sophisticated authentication, access blocking by Internet Protocol (IP) address, domain names or logins, other filtering options, scanning for Java and ActiveX and third party plug-ins that allow URL filtering or virus scanning. It also allows targeting access to specific components of the internal network with very specific access rights. The topology of our firewall was designed with a router as the entry point from the ADSL line. This router connects to the firewall. The Web servers then connect directly to the firewall allowing only very restricted and specific access. The remaining part of the network is connected to the firewall through the main router, which has its own safeguards.

Customer Service

  We are committed to providing high quality service. Our customer service group manages the relationship with customers once they have completed the enrollment process. Customers can contact our customer service group to inquire about program features; to add other loans, change banks or make other adjustments to their personalized payment plans and withdrawal amounts or to request other account maintenance items. Our customer service group is supported by a call center maintained in our San Francisco facility. In the future we may expand our customer service capabilities by establishing an additional call center and by providing customer service through the Internet.

Competition

  The market for electronic payment systems is highly competitive and dynamic, and competition is expected to increase significantly. We will continue to differentiate ourselves from competitors by offering an end-to-end solution that enhances core financial products that are important to customers. In the mortgage acceleration industry we face competition from independent companies that sell mortgage acceleration products directly to consumers and financial institutions that market and sell mortgage products in-house. We believe that we are the only firm to offer financial institutions a completely outsourced solution for their mortgage acceleration program needs. Our product includes a sophisticated direct marketing program tailored to their customer base, inbound telemarketing product support, enrollment processing, ongoing customer service and customized electronic payment processing for each customer.

  As we expand our new product offerings into the investment and credit card markets, we will use the same full service approach to differentiate ourselves from third party competitors and in-house electronic payment alternatives. Companies with greater resources and bill payment processing companies with new technologies may emerge to compete with us in these markets.

Intellectual Property and Other Proprietary Rights

  Our success depends upon the development and protection of proprietary technology related to our electronic payment system. We rely primarily on a combination of trademarks, servicemarks, copyrights and trade secrets and contractual provisions to protect our intellectual property rights.

  We develop our technology through our in-house engineering resources and through outsourcing certain projects to third party consultants and service providers. These third parties generally provide development services on a work-for-hire basis, and our contracts provide that we own the rights to all technology and source code developed as a result of their work. We also enter into confidentiality agreements with our employees, consultants and service providers, and attempt to restrict access to proprietary information on a need to know basis. Despite our precautions, these agreements may be breached and unauthorized third parties may copy aspects of our current or future products or obtain and use information that we regard as proprietary. In addition, our current and future competitors may independently develop similar or superior technology.

  We have a policy of filing patent applications where appropriate to seek protection for our technology. To date, we have filed two U.S. patent applications covering our proprietary technology. If the patents are issued, the claims may not be sufficiently broad to protect our technology nor can we assure you that the patents will not be challenged, invalidated or circumvented in the future.

  Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation could entail substantial costs, the diversion of management attention, and other resources. Accordingly, litigation could materially adversely affect our business, operating results, and financial condition.

  We are not aware of any instance in which we are infringing the proprietary rights of others. However, third parties may bring infringement claims of their intellectual property rights against us. We expect infringement claims to rise as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. As a result, infringement claims, whether with or without merit, could be time consuming and costly to defend, could cause product delays, and could force us to enter into unfavorable royalty or license agreements with third parties. If a third party brings a successful claim of product infringement against us, we must either license the infringed or similar technology or develop alternative technology on a timely basis. Because a license may be unavailable or have unacceptable terms, or we may not find an acceptable alternative technology, a successful product infringement claim against us could materially adversely affect our business, operating results, and financial condition.

Employees

  As of December 31, 1999, we had 195 employees, including full time equivalents and consultants. None of our employees is represented by a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

  Our facilities consist of approximately 23,000 square feet in San Francisco, California pursuant to a lease that expires in September 2002. We believe that our facilities are adequate for the next six to nine months and we believe that we can lease suitable additional space on commercially acceptable terms to accommodate expansion.

Legal Proceedings

  We have commenced arbitration of a dispute with the developer of software who claims entitlement to additional compensation. We are also seeking to obtain the application source code for the new software which was being developed by such software developer in legal proceedings against such software developer and its principal subcontractor. We believe that the resolution of these proceedings will not have a material adverse effect on our financial condition or business. Except as described above, we are not a party to any material legal proceedings. We could become involved in litigation from time to time relating to claims arising out of our ordinary course of business.

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors and their ages as of January 31, 1999 are as follows:

 Name                                Age                Position
 John P. Decker(2)(3)..............   61 President, Chief Executive Officer,
                                         Treasurer and Director
 Stephen M. Herz...................   49 Senior Vice President, Chief Operating
                                         Officer and Director
 Craig M. Compiano.................   48 Vice President
 William R. Grant..................   37 Vice President
 Cindy McGovern....................   47 Vice President
 James D. Connelly.................   59 Vice President
 Michael W. Rogers.................   35 Vice President
 David D. Woody....................   62 Senior Consultant
 John A. Charckon..................   55 Controller
 Denis A. Cardone(1)(2)............   61 Chairman of the Board
 Daniel K. Turner III(1)(2)(3).....   38 Director
 Anders Brag(1)(3).................   46 Director
 Victor A. Hebert..................   62 Secretary

---------------------
(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the nominating committee.

  John P. Decker is one of our co-founders and has served as our President, Chief Executive Officer, Treasurer and a director since May 1993. Prior to joining us, Mr. Decker established and later served as Vice President--Finance of First Deposit Corp. (subsequently renamed Providian Financial Corp.), where he managed the development of several consumer financial products and treasury funding products. Prior to that, he served as Senior Financial Consultant of SRI International (formerly, Stanford Research Institute), where he specialized in the development of products and strategies for financial service firms. Mr. Decker holds a Bachelor of Science degree in Mechanical Engineering from Duke University and a Masters of Business Administration degree in Finance from the Haas Graduate School of Business, University of California, Berkeley. He is also a chartered financial analyst.

  Stephen M. Herz has been our Senior Vice President and Chief Operating Officer since August 1999 and became a director in January 2000. From August 1995 to August 1999, Mr. Herz served as Senior Vice President of Visa International, where he specialized in global consumer electronic commerce. Prior to that, he held a variety of management positions at Chase Manhattan Bank, encompassing product development, information services, community banking operations and distributions, business policy and planning and consumer loan operations. Mr. Herz holds a Bachelor of Arts degree in Economics from the University of Pittsburgh and a Masters of Business Administration from the Simon School.

  Craig M. Compiano is one of our co-founders and has served as our Vice President since May 1993. Mr. Compiano served as a director from our inception until January 2000. From 1979 to 1985, he served as a systems consultant with Arthur Andersen & Company and participated in the design and implementation of the fiscal and client trust systems utilized by the State of California Department of Developmental Services for its Regional Center Network. Mr. Compiano holds a Bachelor of Science degree in Engineering from the University of Southern California and a Masters in Business Administration degree in Finance from the University of California, Berkeley.

  William R. Grant is one of our co-founders and has served as our Vice President since April 1993. Prior to joining us, Mr. Grant founded Grant Financial Group, Inc. which was primarily involved in the development and marketing of electronic payment services for mortgage products. From 1986 to 1989, Mr. Grant worked at Consortium Financial Planners as a regional sales manager.

  Cindy McGovern has served as our Vice President since October 1997. Prior to joining us, Ms. McGovern served as a Vice President in Prudential's home mortgage department from 1988 to 1996. Prior to joining Prudential, Ms. McGovern served as a manager of Citicorp's credit card and mortgage division from 1978 to 1988.

  James D. Connelly has served as our Vice President since June 1998, and prior to that, as a Senior Consultant since June 1995. Prior to his association with us, Mr. Connelly served as Vice President and a director of MicroRent Corporation, where he specialized in marketing, sales and general management from 1984 to 1997. Mr. Connelly holds a Bachelor of Arts in Economics from Duke University and Master of Business Administration in Finance from University of California, Berkeley.

  Michael W. Rogers is one of our co-founders and has served as our Vice President since June 1999, and, prior to that, as our Senior Product Manager for Equity Accelerator since April 1993. Mr. Rogers worked in product development and as call center manager for Grant Financial Group, Inc. from 1991 to 1993. From 1989 to 1991, Mr. Rogers served as marketing representative of Sportsworld, a sports marketing company. From 1988 to 1989, Mr. Rogers served as a business analyst for Dun & Bradstreet. Mr. Rogers holds a Bachelor of Arts degree in Organizational Behavior from the University of California, Berkeley.

  David D. Woody has served as a Senior Consultant to us since December 1994. Mr. Woody specializes in reorganization of work flows and process improvement. Since September 1981, he has operated his own consulting organization, The Benchmark Group. Mr. Woody holds a Bachelor of Arts and a Master of Business Administration, with honors, from the University of Cincinnati.

  John A. Charckon has served as our Controller since September 1998. Prior to joining us, he was an independent contractor at Deloitte & Touche LLP from 1996 to 1998, where he was responsible for financial audit and consulting. Prior to his consulting at Deloitte & Touche LLP, he was a financial consultant at The Brennen Group from 1991 to 1996. He was chief financial officer for Argonaut Insurance Company from 1976 to 1991. Mr. Charckon holds a Bachelor of Arts degree from Northwestern University and is a certified public accountant.

  Denis A. Cardone has served as our director and the Chairman of the Board since May 1993. In 1970, he co-founded Scarborough Alliance Corporation, a pension advisory and administration firm, and has served as its president since 1987. Mr. Cardone also serves as president of Scarborough Capital Corporation, an SEC registered investment advisor, and chairman of Scarborough Securities Corporation, an NASD broker-dealer. In addition, in 1985 Mr. Cardone co-founded Essex Corporation, a bank marketing firm that offers mutual funds, annuities and other financial service products. Mr. Cardone has a Bachelor of Arts degree in English Literature from Villanova University with graduate studies in finance at New York University.

  Daniel K. Turner III has served as our director since May 1993. Since February 1993, he has served as the Managing General Partner of Montreux Equity Partners. Prior to forming Montreux Equity Partners, Mr. Turner served as head of the Turnaround and Restructuring Group for Berkeley International Capital Corporation from August 1990 to February 1993. Previously, Mr. Turner was the founding Chief Financial Officer for Ocalssen Pharmaceuticals, Inc. from February 1986 to April 1990. From May 1983 to February 1986, Mr. Turner was a tax and accounting consultant with Price Waterhouse. Mr. Turner has a Bachelor of Science in Business Administration in Accounting from Sacramento State University and has attended the Haas School of Business MBA Program at the University of California, Berkeley.

  Anders Brag has served as our director since May 1993. Mr. Brag served as a general partner of Hambro International Venture Fund, the U.S. affiliate of London-based Hambros Bank PLC, from 1979 to 1990 and served as special limited partner subsequently until 1997. Mr. Brag is a Managing Director of Denison Hydraulics, an international manufacturer of hydraulic equipment. Mr. Brag's primary business focus over the last five years has been in venture capital and leverage buyout investments. He serves as a director of several private companies, including Ocean Pacific Apparel Corporation, a licensing lifestyle corporation. Mr. Brag holds a Bachelor of Arts in Economics from Institute European de Cooperation et d'Economie and a Masters of Business Administration from the Harvard University Graduate School of Business.

  Victor A. Hebert has served as our corporate secretary since February 2000. Mr. Hebert is a member of the law firm of Heller Ehrman White & McAuliffe LLP and is the Deputy Chairman and a director of London Pacific Group Limited, a diversified financial services company.

Board of Directors Composition and Committees

  We have established an audit committee, a compensation committee and a nominating committee. The audit committee consists of Messrs. Turner, Cardone and Brag. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits.

  The compensation committee consists of Messrs. Cardone, Decker and Turner. The compensation committee makes recommendations to the board of directors regarding our stock and compensation plans, approves compensation of certain officers and administers our stock option plans.

  The nominating committee consists of Messrs. Brag, Decker and Turner. The nominating committee identifies and recommends qualified persons to serve as our directors.

Compensation Committee Interlocks and Insider Participation

  Messrs. Decker, Cardone and Turner are members of our compensation committee. Mr. Decker is our President, Chief Executive Officer and Treasurer. None of the members of the compensation committee is currently or has ever served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as member of our board of directors or compensation committee.

Director Compensation

  Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings. From June 1993 to June 1999, we granted our non-employee directors 2,710 shares of our common stock for attending in person each meeting of the board or a committee. Starting in September 1999, our non-employee directors were paid $2,500 for attending in person each meeting of the board or a committee. A non-employee director may elect to receive this compensation in our common stock or cash. Under our Non-employee Directors Stock Option Plan, beginning after our 2000 Annual Stockholders Meeting, each new non-employee director who joins our board will receive an automatic grant of options to purchase 16,500 shares of our common stock. In addition, each annual meeting beginning with our 2000 Annual Stockholders Meeting, each non-employee director will receive an automatic grant of options to purchase 5,500 shares of our common stock.

Executive Compensation

  The following table sets forth the compensation paid by us during the year ended December 31, 1999 to our Chief Executive Officer and to our four other most highly compensated executive officers who received salary and bonus compensation of more than $100,000 during the year ended December 31, 1999.

                           Summary Compensation Table

                                           Long-Term
                                          Compensation
                           1999 Annual       Awards
                           Compensation   ------------
                         ----------------  Securities
   Name and Principal                      Underlying
        Position          Salary   Bonus   Options(#)
John P. Decker ......... $209,615 $57,894        --
 President and Chief
 Executive Officer
Stephen M. Herz(1)......   73,076  52,631        --
 Senior Vice President
 and Chief Operating
 Officer
John A. Charckon........  164,099      --        --
 Controller
James D. Connelly.......  135,000  35,526    66,124
 Vice President
Craig M. Compiano.......  125,000  32,895     8,672
 Vice President

---------------------
(1) Mr. Herz joined us in August 1999 and, as a result, his salary reflects his compensation for that period.

Stock Option Grants

  The following table sets forth information with respect to stock options granted during the fiscal year ended December 31, 1999 to each of the named executive officers. All options were granted under our 1995 Stock Option Plan. Unless stated otherwise, options granted under the 1995 Stock Option Plan vest with respect to 25% of the shares on December 31 of the year of the grant and the remaining shares vest in monthly installments over the following three years. The percentage of options granted is based on an aggregate of 260,702 options granted by us during the year ended December 31, 1999 to our employees, including the named executive officers.

  The potential realizable value amounts in the last two columns of the following chart represent hypothetical gains or "option spread" that could be achieved for each option if exercised at the end of the option term. The assumed 5% and 10% annual rates of stock price appreciation from the date of grant to the end of the option term are provided in accordance with rules of the SEC and do not represent our estimate or projection of the future common stock price. We do not necessarily agree that this method can properly determine the value of our stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder's continued employment through the vesting period, which factors are not reflected on this table. This table does not take into account any actual appreciation in the price of the common stock from the date of grant to the present.


                             Option Grants in 1999

                                         Individual Grants                 Potential Realizable
                         -------------------------------------------------   Value at Assumed
                            Number       % of Total                        Annual Rates of Stock
                         of Securities    Options                           Price Appreciation
                          Underlying     Granted to   Exercise               for Option Terms
                            Options      Employees      Price   Expiration ----------------------
Name                        Granted    in Fiscal Year Per Share    Date        5%         10%
John P. Decker..........        --            --%       $  --         --   $       -- $       --
 President and Chief
 Executive Officer
Stephen M. Herz.........        --            --           --         --           --         --
 Senior Vice President
 and Chief Operating
 Officer
John A. Charckon........        --            --           --         --           --         --
 Controller
James D. Connelly.......    66,124          25.4         0.18    9/16/09       19,873     31,634
 Vice President
Craig M. Compiano.......     8,672           3.3         0.18    9/16/09        2,606      4,150
 Vice President

Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

  The following table sets forth information regarding exercised stock options during the fiscal year ended December 31, 1999 and unexercised stock options held as of December 31, 1999 by each of the named executive officers. The value realized is based on the fair market value of the underlying securities as of December 31, 1999 of $0.18 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. Also reported below are values for "in-the-money" options, which values represent the positive spread, if any, between the exercise price of each outstanding stock option and the fair market value of the common stock as of December 31, 1999.

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                                                 Unexercised Options      In-The-Money Options
                           Shares              at December 31, 1999(#)    at December 31, 1999
                         Acquired on  Value   ------------------------- -------------------------
Name                     Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
John P. Decker..........      --        --           --          --        $  --        $  --
 President and Chief
 Executive Officer
Stephen M. Herz.........      --        --           --          --           --           --
 Senior Vice President
 and Chief Operating
 Officer
John A. Charckon........      --        --           --          --           --           --
 Controller
James D. Connelly ......      --        --       52,032      49,593
 Vice President
Craig M. Compiano ......      --        --      241,802      14,022
 Vice President

Employee Benefit Plans

1995 Stock Option Plan

  Our 1995 Stock Option Plan was adopted by our board of directors and stockholders on May 30, 1995. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. As of December 31, 1999, 1,626,000 shares of common stock were reserved for issuance under the 1995 option plan. Of these shares, 101,332 were issued upon exercise of stock options, 1,217,749 shares were subject to outstanding options and 272,458 shares were available for future grant.

  Our board of directors or a committee appointed by the board administers the 1995 option plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. In general, options granted under the 1995 option plan vest with respect to 25% of the shares on December 31 of the year of grant and monthly thereafter over three more years. A participant may not transfer rights granted under our 1995 option plan other than by will, the laws of descent and distribution.

  If we are acquired, all stock options granted under our 1995 option plan will accelerate and become fully exercisable for a period of 30 days prior to the close of the acquisition, unless the successor assumes or substitutes other options in their place. Our board of directors may amend, modify or terminate the 1995 option plan at any time; provided that with respect to outstanding options, the optionee must consent to the amendment. In addition, any amendments to the plan must be consistent with Rule 16b-3 under the Securities Exchange Act of 1934, if applicable. Our 1995 option plan will terminate in 2005 unless terminated earlier by the board of directors.

2000 Stock Option Plan

  Our board of directors adopted our 2000 Stock Option Plan on February 10, 2000. Subject to stockholder approval, this plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. 1,283,500 shares of common stock are reserved for issuance under the 2000 option plan.

  Our board of directors or a committee appointed by the board administers the 2000 option plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of nonstatutory options must be at least 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of grant. The exercise price of any stock option granted to a holder of more than 10% of our voting power, may not be less than 110% of the fair market value. The term of an incentive stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. A participant may not transfer rights granted under our 2000 option plan other than by will, the laws of descent and distribution, or as otherwise provided under the plan and option agreement.

  Options granted under our 2000 option plan will accelerate and become fully exercisable for a period of 30 days in the event we are acquired, unless the successor corporation assumes or substitutes other equivalent options in their place. Our board of directors may amend or terminate our 2000 stock option plan at any time; provided that stockholder consent will be required if necessary to preserve incentive stock option treatment or the board concludes it is advisable. In addition, our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the 2000 option plan if the amendment, modification or termination would impair the rights of optionees. Our 2000 option plan will terminate in 2010 unless terminated earlier by our board.

2000 Employee Stock Purchase Plan

  Our board of directors adopted our 2000 Employee Stock Purchase Plan on February 10, 2000. Subject to stockholder approval, this plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

  A total of 275,000 shares of common stock has been reserved for issuance under the purchase plan. In addition, the purchase plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each fiscal year, beginning January 1, 2001, equal to the lesser of (1) 137,500 shares, (2) 0.5% of the outstanding capital stock on the date of the increase, or (3) an amount determined by the board.

  The board of directors or a committee appointed by the board administers the purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

  After six months of employment with us, employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and five months per year. However, an employee may not be granted an option to purchase stock under the purchase plan:

  . if the employee immediately after grant owns stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock, or

  . to extent that the option would permit the employee to accrue rights to purchase stock under all of our employee stock purchase plans in excess of $25,000 worth of stock for each calendar year. For this purpose rights to acquire stock accrue when they first become exercisable.

  The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, allows for offering periods of up to 6 months, except as otherwise determined by the plan administrator, each with a purchase date occurring at the end of the offering period. The administrator may designate additional purchase dates in any offering period. The offering periods will generally start on the first trading day on or after April 1 and October 1 of each year, except for the first offering period which will commence on the first trading day before the effective date of this offering, will end on the last trading day on or before September 30, 2000, and will have a purchase date on the last trading day of September.

  The purchase plan permits participants to purchase common stock though payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base time gross earnings and commissions, but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation.

  Amounts deducted and accumulated for the participant's account are used to purchase shares of common stock on each purchase date at a price of 85% of the lower of the fair market value of the common stock at (1) the beginning of the offering period and (2) the purchase date. Participants may reduce their withholding percentage at any time during an offering period and may increase or decrease their withholding percentage (but not below zero) on the first day of each offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

  A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

  The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the administrator of the plan, with the board's approval, may accelerate the exercisability of the purchase rights. The purchase plan will terminate in 2020. However, the board of directors has the authority to amend or terminate the purchase plan at any time; provided that amendments which would increase the number of shares issuable under the purchase plan or change the designation of eligible employees would require stockholders approval.

2000 Nonemployee Directors Stock Option Plan

  Our board of directors adopted the 2000 Non-employee Directors Stock Option Plan on February 10, 2000 and reserved a total of 275,000 shares of common stock for issuance under the plan. Each nonemployee director who becomes our director after the 2000 Annual Stockholders Meeting will be automatically granted a nonstatutory stock option to purchase 16,500 shares of common stock on the date on which such person first becomes a director. At each annual stockholders meeting beginning with the 2000 Annual Stockholders Meeting, each non-employee director will automatically be granted a nonstatutory option to purchase 5,500 shares of common stock.

  The exercise price of options under the director plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the director plan is ten years. Options will become exercisable in full upon grant, but the underlying shares may be subject to a right of repurchase. Shares underlying options granted to a director upon joining our board are subject to right of repurchase in our favor which lapses with respect to 25% of the shares one year after the date of grant, and with respect to an additional 25% of the shares at the end of each year thereafter. Each subsequent grant is subject to right of repurchase for one year after the date of grant. In the event we are acquired, options granted under the director plan will become fully vested immediately prior to the consummation of the transaction. The director plan will terminate in 2020, unless terminated earlier in accordance with the provisions of the directors plan.

401(k) Plan

  In 1999, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan became effective on February 1, 2000. This plan is intended to qualify under
Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings on the contributions, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutory prescribed annual limit ($10,500 in 2000) and to have the amount of the reduction contributed to the plan. We will make additional matching contributions equal to 50% of the first 4% contributed by each plan participant.

Limitation of Liability and Indemnification

  Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (1) breach of their duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our amended and restated bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

  We intend to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of such person's services as one of our directors or executive officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  There is no pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On September 21, 1999, we entered into a purchase agreement with Stephen M. Herz. Pursuant to this agreement, Mr. Herz purchased 341,330 shares of our common stock at a purchase price of $0.18 per share by delivery to us of a 10-year promissory note bearing interest at 5.7% per year. His shares are subject to right of repurchase which lapses with respect to 25% of the underlying shares on the first anniversary of the purchase date and in equal monthly installments over the next three years.

  Mr. Decker is a party to a tax indemnity agreement under to which we will indemnify Mr. Decker for income tax liability which may arise as a result of certain option exercises; however, our liability is limited to the net amount by which our federal, state and local taxes are reduced as a result of increased compensation deductions and any other amounts paid pursuant to the indemnity.

  Holders of our capital stock are entitled to registration rights with respect to the shares of common stock that they will hold following this offering. See "Description of Capital Stock--Registration and Other Rights."

  We believe that all transactions between us and our officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of our common stock as of January 31, 2000 by:

  . each person who is known by us to beneficially own more than 5% of our common stock;

  . each of the named executive officers and each of our directors; and

  . all of our officers and directors as a group.

  Percentage of ownership is based on 12,664,279 shares outstanding as of January 31, 1999, assuming conversion of the preferred stock, Class A common
stock and Class B common stock, and             shares outstanding after this
offering and assuming no exercise of the underwriters' over-allotment option.

  Beneficial ownership is calculated based on SEC requirements. All shares of the common stock subject to options currently exercisable or exercisable within 60 days after January 31, 1999 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding the options, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

  Unless otherwise indicated in the table, the address of each individual listed in the table is Paymap Inc., 3 Embarcadero Center, Suite 500, San Francisco, California 94111.

                                                                Percentage of
                          Number of Shares Beneficially   Shares Beneficially Owned
                                      Owned             ------------------------------
                          Before and After the Offering Before Offering After Offering
5% Stockholders:
 Grant Financial Group,
  Inc.(1)...............            1,109,507                 8.8%
 Montreux Equity
  Partners(2)...........            1,394,555                11.0
 C. Charles Hetzel III..            1,203,890                 9.5
 Benjamin S. Wood,
  Jr.(3)................              737,933                 5.8
Directors and Officers:
 John P. Decker.........            2,719,957                21.5
 Craig M. Compiano(4)...            1,050,174                 8.1
 Daniel K. Turner
  III(5)................            1,454,175                11.5
 Anders Brag............              908,224                 7.2
 Denis A. Cardone(6)....            1,545,936                12.2
 John A. Charckon.......                   --                  --
 Stephen M. Herz(7).....              341,330                 2.7
 James D. Connelly......              114,167                  *
All directors and
 executive officers as a
 group (12 persons)(8)..           10,019,750                74.2

-------------------
  * Less than 1% of Paymap's outstanding common stock.
(1) Messrs. Campiano, Grant and Cardone, who are officers and directors of Grant Financial Group, Inc., together hold a majority of the voting shares of Grant Financial and control voting and dispositive power with respect to such shares.
(2) Consists of 237,542 shares held by Montreux Equity Management II, LLC, 258,935 shares held by Montreux International, 45,165 shares held by Montreux, LLP, 90,335 shares held by MEM II, LP and 762,578 shares held by H.J. Limited. Montreux Equity Management II, LLC, Montreux International, Montreux, LLP, MEM II, LP and H.J. Limited are under common control and are affiliated with Montreux Equity Partners.
(3) Includes 621,929 shares held by June Green Wood, Mr. Wood's spouse, and 70,568 shares held by the June Greene Wood 1995 Gift Trust. Mr. Wood may be deemed to have a beneficial interest in shares held by Ms. Wood and The Wood Trust.
(4) Excludes 1,109,507 shares held by Grant Financial. Mr. Campiano may be deemed to have an indirect pecuniary interest in an indeterminate portion of our shares held by Grant Financial Group. Mr. Campiano disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5) Includes 1,394,555 shares held by entities affiliated with Montreux Equity Partners and 59,620 shares held directly by Mr. Turner. Mr. Turner is the general partner of the general partner of each of the entities affiliated with Montreux Equity Partners and has voting and dispositive power with respect to those shares. Mr. Turner disclaims beneficial ownership of such shares except to the extent of his proportional interest in such entities.
(6) Includes 27,100 shares of common stock held by Anne Cardone, Mr. Cardone's spouse. Mr. Cardone may be deemed to have a beneficial interest in shares held by Anne Cardone.
(7) These shares are subject to right of repurchase in our favor which lapses with respect to 25% of the shares on September 21, 2000, and thereafter, with respect to equal monthly installments at the end of each month over the next three years.
(8) Includes 1,109,507 shares held by Grant Financial Group, Inc.

                          DESCRIPTION OF CAPITAL STOCK

General

  Our amended and restated certificate of incorporation, which will be filed at the closing of this offering, authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors. As of January 31, 2000, after giving effect to the conversion of all preferred stock, Class A common stock and Class B common stock into common stock, 12,664,279 shares of common stock were outstanding. As of January 31, 2000, we had 34 stockholders.

  The following description provides a summary of the material rights and limitations relating to ownership of our capital stock. For a complete legal description of our capital stock, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

  Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

  Subject to preferences of the holders of any preferred stock issued after the sale of the common stock offered by this prospectus, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

  Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

  Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series. Each of those series will have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as are determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Registration and Other Rights

  Pursuant to a stockholders agreement, we are contractually obligated, under limited circumstances and subject to specified conditions and limitations, to register shares of our common stock.

  We must use our best efforts to register the outstanding shares:

  . if, at any time before April 30, 2001, we receive written notice from holders of 50% or more of the outstanding shares subject to the stockholders agreement requesting that we effect a registration with respect to at least 30% of the outstanding shares then held by the holders requesting registration (or a lesser percentage if the offering amount (less underwriting discounts and commissions) will exceed $5,000,000); or

  . if we decide to register our own securities and we receive written notice from the stockholders requesting inclusion of their common stock.

  However, in addition to certain other conditions and limitations, if requested by the underwriters to decrease the number of shares registered, we can limit the number of registrable shares included in the registration statement. The underwriters have requested that no registrable shares be registered in this offering. In addition, the holders of these registration rights have entered into lock-up agreements and have agreed not to exercise their registration rights until 180 days following this offering.

Delaware Anti-Takeover Law and Charter Provisions

  Our amended and restated certificate of incorporation and amended and restated bylaws, each effective upon the closing of the offering, contain provisions that may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. The specific provisions:

  . allow us to issue preferred stock without any vote or further action by the stockholders;

  . require advance notification of stockholder proposals and nominations of candidates for election as directors; and

  . do not provide for cumulative voting in the election of directors.

  In addition, our bylaws provide that special meetings of the stockholders may be called only by the board of directors and that the authorized number of directors may be changed only by resolution of the board of directors.

  These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of us.

  We are also subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder," unless any of the following conditions are met:

  . before the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation; and

  . any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series beneficially owned by the interested stockholder.

  Section 203 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

  These provisions are designed to discourage certain types of coercive takeover practices and encourage persons or entities seeking to acquire control of us to first negotiate with us. However, these and other provisions could have the effect of making it more difficult to acquire us by means of a tender offer or proxy contest, or to remove our incumbent officers and directors.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLP.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding an aggregate of
           shares of common stock, assuming the issuance of            shares
of common stock by this prospectus (assuming no exercise of the underwriters' over-allotment option) and no exercise of options after January 31, 1999. Of
these shares, the           shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

Sales of Restricted Shares

  The remaining            shares of common stock held by existing stockholders
were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act as summarized below. All of these shares will be subject to "lock-up" agreements providing that the stockholder will not offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this offering. Donaldson, Lufkin & Jenrette, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration of the lock-up
agreements,            shares will become eligible for sale pursuant to Rule
144(k),       shares will become eligible for sale under Rule 144 and
shares will become eligible for sale under Rule 701.

         Eligibility of Restricted Shares for Sale in the Public Market

                                                                      Number of
   Date                                                                 Shares
   At the effective date.............................................
   180 days after the effective date.................................
   From time to time after 180 days after the effective date.........

  After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1995 Stock Option Plan, our 2000 Stock Option Plan, our 2000 Employee Stock Purchase Plan and our 2000 Non-Employee Directors Stock Option Plan. Based upon the number of shares subject to outstanding options as of January 31, 1999 and currently reserved for issuance under these plans, this registration statement would cover approximately 3,323,707 shares. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180 day lock-up agreements expire.

  Also beginning 180 days after the date of this offering, holders of shares of our common stock, including shares issuable upon conversion of preferred stock, will be entitled to certain rights with respect to registration of these shares for sale in the public market. See "Description of Capital Stock-- Registration and Other Rights." Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding; or

  . the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering and expiration of the lock-up period.

Rule 701

  In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a written compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this prospectus in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

  The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirements.

                                  UNDERWRITING

  Subject to the terms and conditions of an Underwriting Agreement, dated
             , 2000 (the "Underwriting Agreement"), the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), U.S. Bancorp Piper Jaffray Inc. and DLJdirect Inc. (the "Representatives"), have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.

                                                                      Number of
Underwriters:                                                           Shares
Donaldson, Lufkin & Jenrette Securities Corporation..................
U.S. Bancorp Piper Jaffray Inc.......................................
DLJdirect Inc........................................................
                                                                      ----------
  Total..............................................................
                                                                      ==========

  The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus (other than those shares covered by the over-allotment option described below) if any are purchased.

  The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the
underwriters) at such price less a concession not in excess of $       per
share. The underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $         per share. After the
initial offering of the common stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  DLJdirect Inc., an affiliate of DLJ and a member of the selling group, is facilitating the distribution of the shares sold in this offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect for sale to its brokerage account holders. An electronic prospectus will be available on the Web site maintained by DLJdirect. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters and should not be relied on by prospective investors.

  We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of          additional shares of common stock at
the initial public offering price less underwriting discounts and commissions. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the preceding table.

  The following table shows the underwriting fees we will pay to underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                            Paid by Paymap
                                                       -------------------------
                                                       No Exercise Full Exercise
Per Share.............................................  $            $
  Total...............................................  $            $

  We estimate our expenses relating to this offering will be approximately
$        .

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

  We and each of our executive officers and directors and our stockholders have agreed that, for a period of 180 days from the date of this prospectus and subject to certain exceptions, they will not, without the prior written consent of DLJ, either:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

The foregoing restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

  In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without DLJ's prior written consent.

  At our request, the underwriters have reserved up to five percent of the shares offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other individuals associated with us and members of their families. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

  Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered hereby will be determined by negotiation among us and the Representatives. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

  We intend to apply to have our common stock listed for quotation on the Nasdaq National Market under the symbol "PMAP."

  Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  A holder of less than 5% of our outstanding shares who is an immediate family member of one of our executive officers is an employee of DLJ.

                                 LEGAL MATTERS

  The validity of the common stock offered by this prospectus will be passed upon for us by Heller Ehrman White & McAuliffe LLP, San Francisco, California. Victor A. Hebert, our Secretary, is a member of Heller Ehrman White & McAuliffe LLP. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and all exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement, including the exhibits thereto, and the financial statements and notes filed as a part of the registration statement. You should read the documents filed with the SEC as exhibits for a more complete description of the matter involved.

  We will be filing quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public from the SEC's web site at http:\\www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                    Contents

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................  F-2
Balance Sheets at December 31, 1998, 1999................................  F-3
Statements of Operations for the years ended December 31, 1997, 1998 and
 1999....................................................................  F-4
Statements of Stockholders' Equity for the years ended December 31, 1997,
 1998 and 1999...........................................................  F-5
Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999....................................................................  F-6
Notes to Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Paymap Inc.

The stock split described in Note 21 to the financial statements has not been consummated at February 25, 2000. When it has been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Paymap Inc. (Paymap Inc.) at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Paymap Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

San Francisco, California
February 10, 2000

                                  PAYMAP INC.

                                 BALANCE SHEETS

                    (In thousands, except per share amounts)

                                                      Year Ended December 31,
                                                   -------------------------------
                                                                       Pro Forma
                                                                     Stockholders'
                                                                       Equity at
                                                    1998     1999        1999
                                                                      (unaudited)
                      ASSETS
Cash.............................................  $ 1,002  $   969     $   --
Enrollment fees receivable.......................    3,759   12,905         --
Accounts receivable..............................      470       59         --
Prepaid expenses.................................      272       93         --
                                                   -------  -------     -------
   Total current assets..........................    5,503   14,026         --
Deferred customer acquisition costs (Note 5).....   27,685   38,207         --
Furniture and equipment, net.....................    1,325    3,234         --
Other assets, net................................    1,186    2,292         --
                                                   -------  -------     -------
   Total assets..................................  $35,699  $57,759     $   --
                                                   =======  =======
  LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
                      STOCK
             AND STOCKHOLDERS' EQUITY
Liabilities:
  Due to affinity partners.......................  $ 2,455  $ 6,636     $   --
  Accounts payable...............................    2,733    2,732         --
  Reserve for customer refunds...................      445    1,163         --
  Line of credit.................................      700      242         --
  Other current liabilities......................      627    1,396         --
                                                   -------  -------     -------
   Total current liabilities.....................    6,960   12,169         --
Deferred revenue (Note 8)........................   28,158   41,021         --
Line of credit, net of current portion...........      --     1,208         --
                                                   -------  -------     -------
   Total liabilities.............................   35,118   54,398         --
Series B mandatorily redeemable preferred stock;
 par value $0.01; 750,000 shares authorized;
 416,667 issued and outstanding; redemption and
 liquidation amount of $1.20 per share; no shares
 issued and outstanding (pro forma)..............      500      --          --
Commitments and contingencies (Note 18)..........      --       --          --
Stockholders' equity:
  Series A convertible preferred stock; par value
   $0.01; 780,000 shares authorized; 680,000
   shares issued and outstanding; liquidation
   amount of $1.00 per share.....................        7        7         --
  Series B convertible preferred stock; par value
   $0.01; 750,000 shares authorized; 416,667
   issued and outstanding; redemption and
   liquidation amount of $1.20 per share plus
   accumulated dividends, no shares issued and
   outstanding (pro forma).......................      --         4         --
  Series C convertible preferred stock; par value
   $0.01; 320,000 shares authorized; 319,149
   issued and outstanding; liquidation amount of
   $4.00 per share; no shares issued and
   outstanding (pro forma).......................        3        3         --
  Common stock, par value $0.01; 50,000,000
   shares authorized; 12,664,279 shares issued
   and outstanding (pro forma)...................      --       --           55
  Class A common stock; par value $0.01;
   50,000,000 shares authorized; 3,441,429 and
   3,881,049 shares issued and outstanding; no
   shares issued and outstanding (pro forma).....       34       39         --
  Class B convertible common stock; par value
   $0.01; 320,000 shares authorized; 204,706
   shares issued and outstanding; no shares
   issued and outstanding (pro forma)............        2        2         --
  Unearned compensation..........................      --    (6,650)     (6,650)
  Additional paid-in capital.....................    2,376   11,052      11,052
  Less: Notes receivable from stockholders.......      (21)     (89)        (89)
  Retained earnings (accumulated deficit)........   (2,320)  (1,007)     (1,007)
                                                   -------  -------     -------
   Total stockholders' equity....................       81    3,361     $ 3,361
                                                   -------  -------     =======
   Total liabilities, mandatorily redeemable
    preferred stock and stockholders' equity.....  $35,699  $57,759
                                                   =======  =======

   The accompanying notes are an integral part of these financial statements.

                                  PAYMAP INC.

                            STATEMENT OF OPERATIONS

                    (In thousands, except per share amounts)

                                                       Year Ended December 31,
                                                       ------------------------
                                                        1997     1998    1999
Revenues:
  Enrollment fees, net................................ $ 3,245  $ 7,933 $11,933
  Transaction fees....................................   5,761   13,086  20,200
                                                       -------  ------- -------
    Total revenues....................................   9,006   21,019  32,133
Cost of acquisitions, servicing and support (Note
 15)..................................................   7,431   16,115  20,350
                                                       -------  ------- -------
  Gross profit........................................   1,575    4,904  11,783
Operating expenses:
  Selling, general and administrative expenses (Note
   16)................................................   2,665    3,476   6,747
  Depreciation of furniture and equipment.............     211      306     371
  Amortization of unearned compensation (Note 14).....     --       192   1,453
                                                       -------  ------- -------
    Total operating expenses..........................   2,876    3,974   8,571
                                                       -------  ------- -------
Operating income (loss)...............................  (1,301)     930   3,212
Other expense (income), net...........................     (26)      45      27
                                                       -------  ------- -------
Income (loss) before provision (benefit) for taxes....  (1,275)     885   3,185
Provision (benefit) for taxes (Note 10)...............  (1,439)     455   1,872
                                                       -------  ------- -------
Net income............................................ $   164  $   430 $ 1,313
                                                       =======  ======= =======
Net income attributable to common shareholder......... $   124  $   486 $ 1,313
                                                       =======  ======= =======
Net income per share:
  Basic............................................... $  0.07  $  0.14 $  0.35
                                                       =======  ======= =======
  Diluted............................................. $  0.01  $  0.04 $  0.10
                                                       =======  ======= =======
Pro forma net income per share (unaudited):
  Basic...............................................                  $  0.11
                                                                        =======
  Diluted.............................................                  $  0.10
                                                                        =======
Pro forma weighted average shares (unaudited):
  Basic...............................................                   12,289
                                                                        =======
  Diluted.............................................                   13,755
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                                  PAYMAP INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                (In thousands)

                                                Series A      Series B      Series C
                     Class A       Class B      Preferred     Preferred     Preferred                              Notes
                  Common Stock  Common Stock      Stock         Stock         Stock                  Additional  Receivable
                  ------------- ------------- ------------- ------------- -------------   Unearned    Paid-In       From
                  Shares Amount Shares Amount Shares Amount Shares Amount Shares Amount Compensation  Capital   Stockholders
Balance,
December 31,
1996............  1,707   $17    160    $ 2    680    $ 7     --    $ --   319    $ 3     $   --      $ 2,017       $(20)
Issuance of
Common Stock
Series A........     33     1     --     --     --     --     --      --    --     --         --            5         --
Options
Exercised.......     11    --     --     --     --     --     --      --    --     --         --            2         --
Net Income......     --    --     --     --     --     --     --      --    --     --         --          --          --
Accrued
Dividend--
Preferred Stock
Series B........     --    --     --     --     --     --     --      --    --     --         --          (40)        --
                  -----   ---    ---    ---    ---    ---    ---    ----   ---    ---     -------     -------       ----
Balance,
December 31,
1997............  1,751    18    160      2    680      7     --      --   319      3         --        1,984        (20)
Issuance of
Common Stock
Class A.........     32    --     --     --     --     --     --      --    --     --         --            6         --
Reversal of
Dividend-
Preferred Stock
Series B........     --    --     --     --     --     --     --      --    --     --         --           56         --
Options
Exercised.......  1,214    12     --     --     --     --     --      --    --     --         --           16         (1)
Issuance of
Common Stock
Class B.........     --    --     45     --     --     --     --      --    --     --         --           44         --
Unearned
Compensation....     --    --     --     --     --     --     --      --    --     --         --          192         --
Net Income......     --    --     --     --     --     --     --      --    --     --         --          --          --
Class A Common
Stock Dividend..    444     4     --     --     --     --     --      --    --     --         --           78         --
                  -----   ---    ---    ---    ---    ---    ---    ----   ---    ---     -------     -------       ----
Balance,
December 31,
1998............  3,441    34    205      2    680      7     --      --   319      3         --        2,376        (21)
                  -----   ---    ---    ---    ---    ---    ---    ----   ---    ---     -------     -------       ----
Issuance of
Common Stock
Class A.........     16    --     --     --     --     --     --      --    --     --         --            3         --
Issuance of
Common Stock
Class A for note
receivable......    342     4     --     --     --     --     --      --    --     --         --           59        (63)
Options
Exercised.......     82     1     --     --     --     --     --      --    --     --         --           14         (5)
Conversion of
Preferred Stock
Series B........     --    --     --     --     --     --    417       4    --     --         --          497         --
Unearned
Compensation....     --    --     --     --     --     --     --      --    --     --      (6,650)      8,103         --
Net Income......     --    --     --     --     --     --     --      --    --     --         --          --          --
                  -----   ---    ---    ---    ---    ---    ---    ----   ---    ---     -------     -------       ----
Balance,
December 31,
1999............  3,881   $39    205    $ 2    680    $ 7    417    $  4   319    $ 3     $(6,650)    $11,052       $(89)
                  =====   ===    ===    ===    ===    ===    ===    ====   ===    ===     =======     =======       ====
                    Retained
                    Earnings
                  (Accumulated
                    Deficit)   Total
Balance,
December 31,
1996............    $(2,914)   $ (888)
Issuance of
Common Stock
Series A........        --          6
Options
Exercised.......        --          2
Net Income......        164       164
Accrued
Dividend--
Preferred Stock
Series B........        --        (40)
                  ------------ -------
Balance,
December 31,
1997............     (2,750)     (756)
Issuance of
Common Stock
Class A.........        --          6
Reversal of
Dividend-
Preferred Stock
Series B........        --         56
Options
Exercised.......        --         27
Issuance of
Common Stock
Class B.........        --         44
Unearned
Compensation....        --        192
Net Income......        430       430
Class A Common
Stock Dividend..        --         82
                  ------------ -------
Balance,
December 31,
1998............     (2,320)       81
                  ------------ -------
Issuance of
Common Stock
Class A.........        --          3
Issuance of
Common Stock
Class A for note
receivable......        --        --
Options
Exercised.......        --         10
Conversion of
Preferred Stock
Series B........        --        501
Unearned
Compensation....        --      1,453
Net Income......      1,313     1,313
                  ------------ -------
Balance,
December 31,
1999............    $(1,007)   $3,361
                  ============ =======

  The accompanying notes are an integral part of these financial statements.

                                  PAYMAP INC.

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                    Year Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
Cash flows from operating activities:
  Net income...................................... $   164  $    430  $  1,313
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.................     211       306       371
    Amortization of unearned compensation.........     --        192     1,453
    Changes in assets and liabilities:
      Enrollment fees receivable..................  (3,409)        3    (9,146)
      Deferred customer acquisition costs.........  (9,555)  (13,571)  (10,522)
      Accounts receivable.........................      32      (450)      411
      Prepaid expense and other assets............      51      (138)      (31)
      Deferred revenue............................  10,733    12,756    12,863
      Due to affinity partners....................   2,310      (231)    4,181
      Reserve for customer refunds................     640      (214)      718
      Deferred taxes..............................  (1,439)      423    (1,050)
      Accounts payable and other current
       liabilities................................     250     1,502      (911)
                                                   -------  --------  --------
        Net cash provided by (used in) operating
         activities...............................     (12)    1,008     1,472
                                                   -------  --------  --------
Cash flows from investing activities:
  Purchase of property and equipment..............    (930)     (526)   (2,268)
                                                   -------  --------  --------
        Net cash used in investing activities.....    (930)     (526)   (2,268)
                                                   -------  --------  --------
Cash flows from financing activities:
  Borrowings from line of credit..................     750     1,700       750
  Repayments of line of credit....................     --     (1,750)      --
  Proceeds from issuance of common stock Class A..       6         6         3
  Repayment of notes receivable from
   stockholders...................................     428       --        --
  Proceeds from stock option exercise.............       2        27        10
                                                   -------  --------  --------
        Net cash provided by financing
         activities...............................   1,186       (17)      763
                                                   -------  --------  --------
        Net change in cash........................     244       465       (33)
Cash at beginning of year.........................     293       537     1,002
                                                   -------  --------  --------
Cash at end of year............................... $   537  $  1,002  $    969
                                                   =======  ========  ========
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
  Interest paid................................... $    19  $    118  $     91
                                                   =======  ========  ========
  Income taxes paid............................... $   --   $    168  $  2,900
                                                   =======  ========  ========

   The accompanying notes are an integral part of these financial statements.

                                  PAYMAP INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

 Organization and nature of operations

  Paymap Inc. (Paymap or the Company) develops, markets and services electronic payment products. The Company's products are based upon a proprietary electronic payment system that allows consumers to establish a customized electronic payment program for core financial products such as mortgages. Historically, substantially all the Company's revenues have been derived from marketing equity acceleration products to homeowner customers of financial institutions with which the Company has affinity marketing relationships.

  Paymap Inc. (formerly named Aegis Mortgage Acceleration Corporation) was formed on April 22, 1993. The service provided by the Company directs electronic withdrawals of customers' funds from their bank accounts, depositing of those funds in trust accounts on behalf of those customers, and the remittance of those funds in payment of the customers' needs (e.g. mortgages, loans, etc.). Paymap's operations are located in San Francisco, California.

  Paymap has determined that it does not have any separately reportable business segments.

 Affinity partner agreements

  The Company has agreements with financial institutions (affinity partners) which allow it to market its mortgage acceleration services to the institutions' customers. These agreements, with remaining lives of up to five years, expire at various dates and upon expiration of the initial term, generally continue unless cancelled by either party upon 90 days written notice. The Company provides the mortgage acceleration service to the customers who subscribe until such time the customer terminates the service or their underlying mortgage is paid in full.

 Initial public offering

  In February 2000, the Company's Board of Directors authorized Paymap to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Concurrent with the offering, all of the Company's outstanding preferred stock and Class A and Class B common stock will be converted to one class of common stock resulting in cancellation and retirement of all such outstanding stock.

2. Summary of Significant Accounting Policies

 Use of estimates in the preparation of financial statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management of Paymap to make certain estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

 Risks and uncertainties

  The Company is dependent upon its affinity partners for the distribution of mortgage acceleration products. In the event the contracts are not renewed, the Company's ability to generate new mortgage acceleration customers and maintain its active customer base would be adversely affected. The two largest affinity partner relationships expire in 2000. Management believes that these affinity partner relationships will be extended or renewed in the normal course of business.

                                  PAYMAP INC.

  The Company is exposed to credit risk in connection with the processing of transactions as a result of nonperformance by other parties. Paymap utilizes analysis and other controls to manage this risk. The Company also maintains a reserve for advances made on behalf of customers to the mortgage servicer. The Company's reserve for losses related to these advances totalled $627,000 and $528,000 as of December 31, 1998 and 1999, respectively. This reserve is included in other liabilities.

 Revenue recognition

  Revenues are earned from enrollment and transaction processing fees. The Company provides its products under different pricing options. Certain of these pricing options require a customer to pay an enrollment fee either at inception of the contract or over a three to six month period after inception. Following enrollment, an ongoing transaction fee is collected as the services are performed. Other pricing options do not require an enrollment fee, but the Company collects a higher transaction fee.

  Enrollment fees are deferred and recognized over the expected service period of eight years. The expected service period considers factors such as the type of mortgage acceleration product and customer attrition experience. The Company recognizes transaction fees as the services are performed.

 Deferred customer acquisition costs

  The Company defers qualifying costs incurred in connection with the acquisition of customers. Costs subject to deferral include direct response advertising and other direct incremental costs associated with the enrollment of customers.

  Under the provisions of Statement of Position (SOP 93-7), Reporting on Advertising Costs, the Company defers third party costs such as printing and postage as well as telemarketing costs for employees directly associated with customer solicitations. In addition, direct incremental costs are also subject to deferral including amounts due to affinity partners for successful customer acquisition and direct costs of customer set up.

  Deferred customer acquisition costs are amortized over the expected period of service, computed using the ratio that current period revenues bear to the total of current and expected period revenues by product. The service period varies by product and ranges from five to eight years. Products for which the Company receives an enrollment fee at inception of the contract or over a three to six month period after inception have an expected life of eight years. Products without an enrollment fee have an expected life of five years. The amortization of deferred customer acquisition costs considers such factors as the type of mortgage acceleration product and historical customer attrition experience. These factors are regularly reviewed and updated using the most current available information.

  The Company evaluates deferred acquisition costs for impairment by comparing the carrying amount of the assets by product, on cost pool basis, to the probable future net revenues. To the extent future probable net revenues are less than amounts capitalized, the Company will write off the excess and report such amount as additional amortization expense for the current period.

 Furniture and equipment

  Furniture and equipment are recorded at cost. Depreciation and amortization is computed over the estimated useful lives of assets using the straight-line method. Depreciation periods are three to five years for computers, computer software and equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the life of the lease. Maintenance and repairs are charged to expense as

                                  PAYMAP INC.

incurred and improvements and betterments are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss reflected in operations in the period realized.

  Under the provisions of Statement of Position (SOP 98-1), Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, Paymap capitalizes certain costs related to the software developed for internal use purposes and for which it has no substantive plan to market externally. Capitalized costs are amortized on a straight-line basis over the estimated useful life of the asset at such time the software is ready for its intended use, generally three to five years. The Company adopted SOP 98-1 effective January 1, 1998. As a result, the Company capitalized $254,000 and $1,617,000 for the years ended 1998 and 1999, respectively.

 Reserve for customer refunds

  Customers paying an upfront enrollment fee have the right to terminate the service during the first three months and receive a full refund. Paymap maintains a reserve for estimated refunds based on management's assessment of various factors, including past experience. The establishment of the reserve is based upon estimates and the ultimate refunds may vary from the Company's experience.

 Due to affinity partners

  The Company shares a portion of any customer enrollment fee and monthly transaction processing fee with its financial institution affinity partners.

 Income taxes

  The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense represents taxes payable for the current period, plus the net change in deferred tax assets and liabilities.

 Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under the APB No. 25, compensation expense is calculated as the excess of the estimated fair value of Paymap's stock over the exercise price on the date of the grant.

 Fair value of financial instruments

  The carrying amount of cash, accounts receivable and payable and accrued liabilities approximates their fair values based on the short-term nature of these instruments.

 Net income per share

  The Company computes net income per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net income per share is computed by dividing the net income

                                  PAYMAP INC.

available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period, to the extent such common equivalent shares are dilutive. Common equivalent shares are composed of incremental common shares issuable upon exercise of stock options and warrants and upon conversion of Series A, B, and C convertible preferred stock.

  The following table sets forth the computation of basic and diluted net income per share for the periods indicated:

                                                               Year Ended
                                                              December 31,
                                                          ---------------------
                                                             (In thousands,
                                                            except per share
                                                                 data)
                                                           1997    1998   1999
Numerator:
  Net income............................................. $  164  $  430 $1,313
  Accretion of Series B mandatorily redeemable
   convertible preferred stock to redemption value.......    (40)    --     --
  Accretion adjustment of Series B mandatorily redeemable
   convertible preferred stock to redemption value.......    --       56    --
                                                          ------  ------ ------
Net income attributable to common shareholders........... $  124  $  486 $1,313
                                                          ======  ====== ======
Denominator:
  Weighted average common shares--
    Basic................................................  1,885   3,510  3,711
                                                          ======  ====== ======
    Diluted.............................................. 10,505  13,735 13,755
                                                          ======  ====== ======
Net income per share:
    Basic................................................ $ 0.07  $ 0.14 $ 0.35
                                                          ======  ====== ======
    Diluted.............................................. $ 0.01  $ 0.04 $ 0.10
                                                          ======  ====== ======

Proforma net income per share (unaudited)

  Pro forma net income per common share for the year end December 31, 1999 is computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's Class A and Class B common stock and Series A, Series B and Series C preferred stock into shares of the Company's common stock at a 5.42-for-1 conversion ratio effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute pro forma basic and diluted net income per share for the year ended December 31, 1999.

Proforma stockholders' equity (unaudited)

  The unaudited pro forma stockholders' equity reflects the subsequent conversion of Class B common stock and the Series A, Series B and Series C preferred stock into common stock, more fully described above, as if such conversion had occurred as of December 31, 1999.

                                  PAYMAP INC.

Impact of recently issued accounting standards

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Paymap, to date, has not engaged in derivative and hedging activities. Paymap will adopt SFAS 133 as required on January 1, 2001. Management does not believe it will have a material impact on financial position or results of operations.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting on the Costs of Start-Up Activities (SOP 98-5). This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 effective January 1, 1999. The SOP did not have a material impact on the Company's financial position or results of operations.

3. Concentrations of Credit Risk

  All cash deposits are held by four financial institutions and exceed existing federal deposit insurance coverage limits at each institution.

4. Significant Customers and Geographic Concentrations

  Approximately 39%, 30% and 30% of active accounts during the years ended December 31, 1997, 1998, and 1999, respectively, resulted from the Company's largest affinity partner relationship. The Company's next largest affinity partner relationship represented 16%, 17% and 18% of active accounts for years ended December 31, 1997, 1998, and 1999, respectively. In addition, a substantial portion of the Company's business is generated with customers in California, Florida, Texas and Illinois. The percentage of total customer relationships attributable to those states are 13%, 7%, 6% and 4%, respectively. No other state represents more than 3% of total customer relationships.

5. Deferred Customer Acquisition Costs

  The following summarizes deferred customer acquisition costs as of and for the years ended December 31, 1997, 1998 and 1999:

                         Year Ended December 31,
                         --------------------------  --- ---
                          1997     1998      1999
                              (In thousands)
Beginning balance....... $ 4,558  $14,113  $ 27,685
Eligible deferred
 acquisition costs......  12,799   21,670    22,906
Amortization expense....  (3,244)  (8,098)  (12,384)
                         -------  -------  --------
Ending balance.......... $14,113  $27,685  $ 38,207
                         =======  =======  ========

  Deferred customer acquisition costs asset is affected by qualifying costs deferred in the current period and amortization of previously deferred costs in such period. In periods where there is growth in new business and customer solicitations (and therefore customer acquisition costs), the asset will increase because the amount of acquisition costs being deferred exceeds amortization expense.

                                  PAYMAP INC.

6. Furniture and Equipment

  Furniture and equipment at December 31, 1998 and 1999 are recorded at cost, net of accumulated depreciation, and consist of the following:

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                (In thousands)
Capitalized internal software.................................. $  254  $ 1,617
Purchased software.............................................    366      551
Computers and equipment........................................    997    1,645
Furniture and fixtures.........................................    325      397
Leasehold improvements.........................................    266      266
                                                                ------  -------
                                                                 2,208    4,476
  Less accumulated depreciation................................   (883)  (1,242)
                                                                ------  -------
Furniture and equipment, net................................... $1,325  $ 3,234
                                                                ======  =======

  Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $183,000, $267,000 and $359,000, respectively.

7. Reserve for Customer Refunds

  The Company maintains a reserve for customer refunds in the event that customers elect to terminate the service within the refund period, which is generally 30 to 90 days. The following summarizes the activity in the refund reserve:

                                                        As of December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                          (In thousands)
Beginning balance.................................... $    19  $   659  $   445
Provision for estimated refunds......................   2,374    2,415    4,740
Refunds paid.........................................  (1,734)  (2,629)  (4,022)
                                                      -------  -------  -------
Ending balance....................................... $   659  $   445  $ 1,163
                                                      =======  =======  =======

8. Deferred Revenue

  The Company recognizes revenue over the expected period of service. The following summarizes deferred revenue for the years ended December 31, 1997, 1998 and 1999, respectively:

                                                        As of December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                          (In thousands)
Beginning balance................................... $ 4,669  $15,402  $ 28,158
Revenue deferred....................................  13,978   20,689    24,796
Revenue recognized in earnings, net.................  (3,245)  (7,933)  (11,933)
                                                     -------  -------  --------
Ending balance...................................... $15,402  $28,158  $ 41,021
                                                     =======  =======  ========

9. Line of Credit

  The Company has a revolving line of credit of up to $4.0 million for working capital requirements that can be borrowed against until August 2000. Beginning September 2000, the Company shall repay the then

                                  PAYMAP INC.

outstanding balance under this line in 24 equal monthly payments. Borrowings under the line of credit bear interest at 11%. The line of credit agreement requires the Company to comply with certain financial covenants related to minimum net worth, a ratio of debt to net worth, and coverage of fixed charges. The Company was in compliance with all debt covenants as of the balance sheet date.

  As of December 31, 1999, the Company had $1,450,000, outstanding under this line of credit. As of December 31, 1999, $2,550,000 was available for future borrowings. Based upon amounts outstanding at December 31, 1999, required principal payments are as follows:

   2000.............................................................. $  241,667
   2001..............................................................    725,000
   2002..............................................................    483,333
                                                                      ----------
                                                                      $1,450,000
                                                                      ==========

10. Income Taxes

  The components of the provision for federal and state income taxes for the years ended December 31, 1997, 1998 and 1999, are as follows:

                                                         Year Ended December
                                                                 31,
                                                         -------------------
                                                          1997    1998   1999
                                                            (In thousands)
Current:
 Federal................................................ $   --   $  9  $ 2,274
 State..................................................     --     23      648
                                                         -------  ----  -------
 Current taxes..........................................     --     32    2,922
Deferred:
 Federal................................................    (386)  457     (916)
 State..................................................      17   (34)    (134)
 Change in valuation allowance..........................  (1,070)  --       --
                                                         -------  ----  -------
 Net change in deferred.................................  (1,439)  423   (1,050)
                                                         -------  ----  -------
    Total (benefit) provision........................... $(1,439) $455  $ 1,872
                                                         =======  ====  =======

  The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years ended December 31 are as follows:

                                                Year Ended December 31,
                                                ----------------------------
                                                 1997       1998      1999
Federal statutory rate.........................       35 %      35%       35%
State income tax, net of federal benefit.......        6         8        10
Deferred compensation..........................        0         6        14
Other..........................................       (2)        2        --
Change in valuation allowance..................     (152)       --        --
                                                --------   -------   -------
    Total (benefit) expense....................     (113)%      51%       59%
                                                ========   =======   =======

  The non-deductibility of deferred compensation expense is due to the amortization of unearned stock compensation which results in a substantially higher tax provision than the statutory rate.

                                  PAYMAP INC.

  Deferred income taxes reflect the estimated future tax effect of temporary differences between assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The valuation allowances established in prior years relating to the Company's deferred tax assets was fully reversed in 1997 since management believed it was more likely than not that the deferred tax assets would be fully realized. The components of deferred income tax assets, net of liabilities, as of December 31, 1997, 1998 and 1999, are as follows:

                                                           Deferred Tax
                                                       Assets/(Liabilities)
                                                     --------------------------
                                                      1997     1998      1999
                                                          (In thousands)
   Net operating loss carryforward.................. $   477  $   201  $    --
   Accrual to cash..................................     178      134        89
   Deferred customer acquisition costs..............  (4,799)  (9,413)  (12,990)
   Deferred revenue.................................   5,237    9,574    13,947
   State taxes......................................     (97)     (63)       71
   Reserve for customer refunds.....................     255      182       427
   Other............................................     188      401       522
                                                     -------  -------  --------
   Total............................................ $ 1,439  $ 1,016  $  2,066
                                                     =======  =======  ========

11. Mandatorily Redeemable Securities

  Until December of 1999, mandatorily redeemable convertible preferred stock consisted of Series B preferred stock. In December 1999, the holders of the Series B preferred stock and the Company waived their rights of redemption. Accordingly, the Series B preferred stock was reclassified to stockholders equity at that time. Prior to December 1999, it was convertible at the option of the holder, at any time, at a rate of one share of Class A common stock for each share of Series B preferred stock. These shares were redeemable at the option of either the holder or the Company at any time after June 30, 1997 at a redemption price of $1.20 per share. Each share of Series B preferred stock was entitled to an annual dividend of $0.06667 per share. The Series B preferred stock was issued in December 1994 at $1.20 per share and has preference over the Series A preferred stock and the Class A and Class B common stock. In addition, in the event of a registered public offering of Class A common stock, the Series B preferred stock will automatically convert to shares of Class A common stock at a rate of one share of preferred stock for each share of Class A common stock. Holders of Series B preferred stock are entitled to vote together with holders of Series A and C preferred stock and Class A common stock.

  The following summarizes the activity regarding the Series B Preferred Stock:

                                                            As of
                                                        December 31,
                                                       ----------------
                                                       1997 1998  1999
                                                       (In thousands)
Beginning balance..................................... $597 $637  $ 500
Dividend accretion....................................   40  --     --
Stock dividend........................................  --   (81)   --
Effect of change in dividend rate.....................  --   (56)   --
Reclassification to stockholders' equity..............  --   --    (500)
                                                       ---- ----  -----
Ending balance........................................ $637 $500  $ --
                                                       ==== ====  =====

                                  PAYMAP INC.

  In 1998, the Certificate of Incorporation was amended to make these shares noncumulative and changed the dividend rate from $0.096 to $0.06667 per share. In addition, the amendment provided the holders with the option to receive such dividends in cash or common stock. This amendment resulted in an accrued dividend reversal of $56,402 during 1998.

12. Stockholders' Equity

  Concurrent with the Company's initial public offering, all of the Company's outstanding preferred stock and Class A and B common stock will be converted to one class of common stock resulting in cancellation and retirement of all such outstanding preferred stock. Stockholders' equity consists of Series A, Series B and Series C preferred stock and Class A and Class B common stock. All voting rights are vested in the Series A, Series B and Series C preferred stock and the Class A common stock. The Class B common stock has no voting rights.

Series A preferred stock

  The Series A preferred stock was issued at $1.00 per share, is noncumulative and possesses preferences to both classes of the common stock as to dividends and liquidation. It is convertible at the option of the holder at a rate of one share of Class A common stock for each share of Series A preferred stock. Also, the Series A preferred stock shall automatically convert into shares of Class A common stock upon a registered public offering at a rate of one share of Preferred Stock for each share of Class A common stock. Subject to the liquidation preferences of the Series B and Series C preferred stock, each share of Series A preferred stock shall be entitled to receive, when and as declared by the Board of Directors, a dividend equal to $0.10 per share. At December 31, 1999 and 1998, no dividends had been declared for the Series A preferred stock.

Series C preferred stock

  The Series C preferred stock was issued at $4.00 per share, is noncumulative and possesses preferences to both classes of the common stock and the Series A preferred stock as to liquidation. It is convertible at the option of the holder at a rate of one share of Class A common stock for each share of Series C preferred stock. Also, in the event of a registered public offering of the Company's Class A common stock, each share of Series C preferred stock shall automatically convert into one share of Class A common stock. The Series C is not entitled to any specific dividends.

Class B common stock

  The Company's Class B common stock has no voting rights and shall convert into fully paid and nonassessable shares of Class A common stock at a rate of one share of Class A common stock for each share of Class B common stock converted upon the closing of a registered public offering, the sale or merger of the assets of the Company, the transfer of outstanding shares of the Class B common stock by its holder to its shareholders or by a resolution of at least
66.7 percent of the Board of Directors of the Company.

Directors' shares

  During 1998 and 1999, 32,520 and 16,260 shares were granted to directors of Paymap as compensation. As of December 31, 1999, total shares granted to directors were 173,440.

                                  PAYMAP INC.

Warrants

  The Company has issued warrants to third parties to purchase 430,348 shares of Class A or Class B common stock for $0.01 per share.

Stockholder note receivable

  On September 21, 1999, the Company sold 341,330 shares of Class A common stock to an executive officer at a purchase price of $0.18 per share in exchange for a 10-year promissory note bearing interest at 5.7% per annum. In addition, the Company has full recourse against the borrower. These shares are subject to repurchase by the Company at $0.18, which right of repurchase lapses over a four year period, 25% on the first anniversary date and equally thereafter over the remaining three years.

13. Stock Options

  In June 1995, the Company approved and adopted the 1995 Stock Option Plan (the 1995 Plan) that provides for the grant of nonqualified or incentive stock options, as defined under current tax laws, of the Company's common stock to eligible employees and directors at the discretion of the Board of Directors. Options issued under the 1995 Plan may be granted to employees and nonemployee directors. The exercise price of each option must equal the fair market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years and each option vests over a four year period with 25% vesting on December 31 in the year of grant.

  Effective May 30, 1997, the Board of Directors of the Company approved an amendment to the 1995 Plan to increase the pool of Class A common options available for award to employees and others by 542,000 shares, from 813,000 shares to 1,335,000 shares. In September of 1999, the Board authorized an additional 271,000 of shares to 1,626,000 shares.

  At December 31, 1999, the total authorized shares issuable under the 1995 Plan was 1,626,000 shares and the number of shares available for future grants was approximately 271,000 shares.

                                  PAYMAP INC.

  The following summarizes the activity under the 1995 Plan for the years ended December 31, 1997, 1998 and 1999:

                                                 Options
                                               Outstanding
                                             ----------------
                                                     Exercise           Weighted
                                             Number   Price             Average
                                               of      Per    Aggregate Exercise
                                             Shares   Share     Price    Price
                                                       (In thousands,
                                                 except per share amounts)
   Balance at December 31, 1996.............   791    $0.18     $146     $0.18
     Granted................................   --      0.18      --       0.18
     Exercised..............................   (11)    0.18       (2)     0.18
     Forfeited..............................   (21)    0.18       (4)     0.18
                                             -----    -----     ----     -----
   Balance at December 31, 1997.............   759     0.18      140      0.18
     Granted................................   293     0.18       54      0.18
     Exercised..............................   (27)    0.18       (5)     0.18
     Forfeited..............................   (28)    0.18       (5)     0.18
                                             -----    -----     ----     -----
   Balance at December 31, 1998.............   997     0.18      184      0.18
     Granted................................   260     0.18       48      0.18
     Exercised..............................   (33)    0.18       (6)     0.18
     Forfeited..............................    (4)    0.18       (1)     0.18
                                             -----    -----     ----     -----
   Balance at December 31, 1999............. 1,220    $0.18     $225     $0.18
                                             =====    =====     ====     =====

  The following table summarizes information with respect to stock options outstanding:

                                                  Weighted
                                                   Average
                                                  Remaining
                                                 Contractual
                            Exercise   Number       Life     Weighted Average   Number
   Year Ended                Price   Outstanding   (Years)    Exercise Price  Exercisable
                                        (In thousands, except per share amounts)
   1999....................  $0.18      1,220       6.60          $0.18           894
   1998....................   0.18        997       7.47           0.18           829
   1997....................   0.18        759       8.20           0.18           667

  The following information concerning the Company's 1995 Plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company accounts for its plans in accordance with APB No. 25 and related interpretations. The fair value of each stock option is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions:

                                                                   As of
                                                                December 31,
                                                               ----------------
                                                               1997  1998  1999
Volatility.................................................... 0.0%  0.0%  0.0%
Expected life (in years)...................................... 5.0   4.5   4.5
Risk-free interest............................................ 5.4%  5.1%  5.2%
Expected dividend rate........................................ --    --    --

  As a result of the above assumptions, the weighted average fair value of options granted for the years ended December 31, 1997, 1998 and 1999 was $0.04, $0.04 and $12.24, respectively.

                                  PAYMAP INC.

  Had compensation expense for the 1995 Plan been determined based on the fair value at the grant date for options granted in 1997, 1998 and 1999 consistent with provisions of SFAS 123, the pro forma net income would have been reported as follows:

                                                                 Year Ended
                                                                December 31,
                                                             ------------------
                                                             1997  1998   1999
                                                               (In thousands,
                                                              except per share
                                                                  amounts)
Net income attributable to common stockholders--as
 reported..................................................  $ 124 $ 486 $1,313
Net income attributable to common stockholders--pro forma..    124   479  1,305

Basic net income per share attributable to common
 stockholders--as reported.................................  $0.07 $0.14 $ 0.35
Basic net income per share attributable to common
 stockholders--pro forma...................................   0.07  0.14   0.35

Diluted net income per share attributable to common
 stockholders--as reported.................................  $0.01 $0.04 $ 0.10
Diluted net income per share attributable to common
 stockholders--pro forma...................................   0.01  0.04   0.10

14. Unearned Compensation

  Options and stock granted during the years ended December 31, 1998 and 1999 resulted in unearned compensation of $192,236 and $8,102,947, respectively. The amounts recorded represent the difference between the exercise price or issuance price and the deemed fair value of the Company's common stock on the date shares issued or options granted. The amortization of unearned compensation is being charged to operations over the vesting period of the options or shares. For the year ended December 31, 1998, the unearned compensation reflected at date of grant for shares issued totaling $192,236 was fully amortized as the underlying shares were vested. For the year ended December 31, 1999, the amortization of unearned compensation was $1,452,834.

15. Cost of Acquisitions, Servicing and Support

  The following table details the cost of acquisition, servicing and support for the years ended December 31, 1997, 1998 and 1999, respectively:

                                                          Year Ended December
                                                                  31,
                                                         ----------------------
                                                          1997   1998    1999
                                                             (In thousands)
Amortization of customer acquisition costs.............. $3,244 $ 8,098 $12,384
Affinity partner transaction fees.......................  1,223   2,054   2,976
Direct marketing........................................    354     434     476
Telemarketing...........................................    393     807     759
Enrollment processing...................................    441     665     460
Customer service........................................  1,776   4,057   3,295
                                                         ------ ------- -------
  Total cost of revenues................................ $7,431 $16,115 $20,350

                                  PAYMAP INC.

16. Selling, General and Administrative Expenses

  The following table details the cost of selling, general and administrative expenses for the years ended December 31, 1997, 1998 and 1999, respectively:

                                                    Year Ended December
                                                            31,
                                                    --------------------
                                                     1997   1998   1999
                                                       (In thousands)
   Institutional sales and marketing..............  $  480 $  493 $  576
   Technology.....................................     831    933  2,453
   Finance and accounting.........................     285    561  1,098
   Corporate administration.......................   1,069  1,489  2,620
                                                    ------ ------ ------
     Total selling, general and administrative
      expense.....................................  $2,665 $3,476 $6,747
                                                    ====== ====== ======

17. Operating Lease Commitments

  In 1997, the Company entered into an operating lease for approximately 23,000 square feet of office space located in San Francisco, California, that houses its operations. The term of the lease is five years, expiring on September 30, 2002. The minimum future obligations under the lease are as follows:

   2000.............................................................  $  724,248
   2001.............................................................     724,248
   2002.............................................................     543,186
                                                                      ----------
                                                                      $1,991,682
                                                                      ==========

  Rent expense for office space was $367,627, $724,248 and $724,248 for the years ended December 31, 1997, 1998 and 1999, respectively.

18. Commitments and Contingencies

  In February 2000, the Company commenced arbitration of a dispute with the developer of software who claims entitlement to additional compensation. The Company is also seeking to obtain the application source code for the new software which was being developed by such software developer in legal proceedings against such software developer and its principal subcontractor. The software developer claims entitlement to additional compensation. Management does not believe that these matters are material to financial position and results of operations.

  The Company entered into a tax indemnity agreement with a major shareholder and an executive officer in connection with the exercise of options to purchase 217,647 shares of Class A common stock on March 27, 1998. Paymap's commitment is limited to the net amount by which federal, state and local taxes of the Company are actually reduced as a result of increased compensation deductions and any other amounts paid pursuant to the indemnity.

  In the normal course of business, the Company at times is subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions with counsel, management believes that the outcome of such actions is not expected to have a material adverse effect on financial position or results of operations.

19. Customer Custodial Accounts

  Paymap maintains custodial accounts for customer loan payments collected prior to the remittance of such payments by the Company to the respective loan servicers. To the extent the funds are not available in the

                                  PAYMAP INC.

custodial accounts to remit such payments to the loan servicer, the Company advances the funds to settle these transactions. The balance in the custodial accounts at December 31, 1998 and 1999 was approximately $222 million and $187 million, respectively. These funds are not assets of the Company and, accordingly, have been excluded from these financial statements.

20. Subsequent Events

2000 Stock Option Plan

  On February 10, 2000, the Board of Directors approved the 2000 Stock Option Plan. This plan provides for the grant of incentive stock options to the Company's employees and nonstatutory stock options to the Company's employees, directors and consultants. A total of 1,283,500 shares of common stock were reserved for issuance under this plan.

2000 Employee Stock Purchase Plan

  On February 10, 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan. This plan provides the Company's employees with an opportunity to purchase the Company's common stock through accumulated payroll deductions. A total of 275,000 shares of common stock has been reserved for issuance under the purchase plan.

2000 Nonemployee Directors Stock Option Plan

  The 2000 Nonemployee Directors Stock Option Plan was adopted by the Board of Directors effective February 10, 2000. Each non-employee director who becomes a director after the 2000 Annual Stockholders Meeting will be automatically granted a nonstatutory stock option to purchase 16,500 shares of common stock, and at each annual stockholders meeting beginning with the 2000 Annual Stockholders Meeting, will automatically be granted a nonstatutory stock option to purchase 5,500 shares of common stock. The exercise price of options under the director plan will be equal to the fair market value of the common stock on the date of grant. The maximum terms of the options granted under the director plan is ten years. Shares underlying options granted to a director exercisable at the rate determined by the plan administrator. Shares underlying options granted to a director upon joining the Company's board are subject to right of repurchase in the Company's favor, which right of repurchase lapses with respect to 25% of the shares one year after the date of grant, and at the rate 25% of the shares at the end of each year thereafter. Each subsequent grant is subject to right of repurchase for one year after the date of grant.

401(k) Plan

   The Company's Retirement Savings and Investment Plan covering its full-time employees located in the United States is effective February 1, 2000. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutory prescribed annual limit ($10,500 in 2000) and to have the amount of such reduction contributed to his plan. The Company intends to make additional matching contributions equal to 50% of the first 4% contributed by each plan participant.

                                  PAYMAP INC.

Class A Common Stock

  On February 10, 2000, the Board of Directors approved an increase in the number of authorized shares to 50,000,000.

21. Stock Split (Unaudited)

  On February 10, 2000 the Board of Directors approved a 5.42-for-1 Class A common stock split to be effective prior to the effective date of the Company's planned initial public offering. The Company's $0.01 par value Class A common stock will be split and then reclassified as common stock with a par value of $0.01 per share. All share and per share information has been retroactively restated to reflect the effect of this stock split and the reclassification of the Company's Class A common stock to common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

, 2000

                                  PAYMAP INC.
                         Intelligent Payment Automation

                                  Shares of Common Stock

                               ----------------
                                   PROSPECTUS
                               ----------------

                          Donaldson, Lufkin & Jenrette

                           U.S. Bancorp Piper Jaffray

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representation as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Paymap have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until          , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriters in this offering or when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    Part II
                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth all expenses to be paid by Paymap, other than the underwriting discounts and commissions payable by Paymap, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                     Amount To
                                                                      Be Paid
                                                                     ----------
      SEC Registration fee.......................................... $   15,180
      NASD filing fee...............................................      6,250
      Nasdaq National Market listing fee............................     17,500
      Blue sky qualification fees and expenses......................      5,000
      Printing and engraving expenses...............................    150,000
      Legal fees and expenses.......................................    300,000
      Accounting fees and expenses..................................    500,000
      Transfer agent and registrar fees.............................      5,000
      Miscellaneous expenses........................................      1,070
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors.

  Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we intend to enter into separate indemnification agreements with our directors which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our bylaws and the indemnification agreement to be entered into between us and each of our directors and oficers may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Paymap and our officers and directors for certain liabilities arising under the Securities Act of 1933, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

  Within the past three years, we have issued and sold the following securities:

    1. In March 1998, we issued 443,958 shares of our Class A Common Stock as dividends to nine holders of our Series B Preferred Stock. At the stockholders election, the dividends were paid in shares of our Class A Common Stock at a $0.18 per share.

    2. In March 1998, we issued 242,307 shares of our Class B Common Stock to Grant Financial Group, Inc. pursuant to the Asset Purchase Agreement dated April 30, 1993.

    3. In March 1998, we issued 1,179,647 shares of our Class A Common Stock to Mr. Decker upon exercise of his options to purchase 1,179,647 shares of our Class A Common Stock at an exercise price of $0.018 per share.

    4. In April 1999, we issued 49,273 shares of our Class A Common Stock to Townsend Y. Lathrop upon exercise of a warrant to purchase 49,273 shares of our Class A Common Stock.

    5. In September 1999, we issued 341,330 shares of our common stock to Mr. Herz at a purchase price of $0.18 per share. These shares are subject to right of repurchase which lapses over a four-year period with respect to 25% of the underlying shares on the first anniversary of the purchase date and in equal monthly installments over the following three years.

    6. To date, we issued an aggregate of 173,440 shares of our Class A Common Stock to Messrs. Cardone, Brag and Turner, our non-employee directors, as compensation for attending our board meetings since 1995 to 1999.

    7. As of December 31, 1999, we have issued, and there remain outstanding, under our 1995 Stock Option Plan, options to purchase an aggregate of 1,217,749 shares of common stock with an exercise price of $0.18 per share. As of December 31, 1999, options to purchase 101,332 shares of common stock have been exercised for aggregate consideration of $18,696.

  There were no underwriters employed in connection with any of the transactions set forth in Item 15.

  The issuances of securities described in Items 15 [1], 15 [2], 15 [4] and 15 [5] were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances of securities described in Items 15 [3], 15 [6], and 15[7] were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

  (A) Exhibits

 Exhibit
 Number                        Description of Document
 -------                       -----------------------
 *1.1    Form of Underwriting Agreement


  3.1 Amended and Restated Certificate of Incorporation, as amended and currently in effect


  3.2 Amended and Restated Certificate of Incorporation, to be effective upon closing of this offering


  3.3    Bylaws, as currently in effect


  3.4 Amended and Restated Bylaws, to be effective upon closing of this offering


 *4.1    Specimen Common Stock Certificate


 *5.1    Opinion of Heller Ehrman White & McAuliffe LLP


 10.1    1995 Stock Option Plan, as amended


 10.2    2000 Stock Option Plan


 10.3    2000 Employee Stock Purchase Plan


 10.4    2000 Nonemployee Directors Stock Option Plan


 10.5    Form of Director and Executive Officer Indemnification Agreement


 10.6    Lease between Three Embarcadero Center Venue and the Company dated
         June 6, 1997


 10.7    Credit Agreement between Wachovia Bank, N.A. and the Company dated
         August 25, 1997, as amended

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  10.8   Warrant Agreement between Wachovia Bank, N.A. and the Company dated
         August 25, 1997, as amended


  10.9 Stockholders Agreement dated as of April 30, 1993 by and among the Company and its stockholders


  10.10  Stock Purchase Agreement between Stephen M. Herz and the Company dated
         September 21, 1999


  10.11  Tax Indemnity Agreement with John P. Decker dated July 1, 1998


  11.1   Statement of computation of net loss per share


  23.1   Consent of PricewaterhouseCoopers LLP, independent auditors


 *23.2   Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit
         5.1)


  24.1   Power of Attorney (included on page II-5)


  27.1   Financial Data Schedule

---------------------
*To be filed by amendment

  (B) FINANCIAL STATEMENT SCHEDULE

  Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 25th day of February 2000.

                                          Paymap Inc.

                                          By: /s/ John P. Decker
                                             __________________________________
                                             John P. Decker,
                                             President and Chief Executive
                                             Officer

                               Power of Attorney

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John P. Decker and Stephen M. Herz, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                            Title                     Date
              ---------                            -----                     ----

          /s/ John P. Decker           President and Chief           February 25, 2000
______________________________________  Executive Officer
            John P. Decker              (Principal Executive and
                                        Financial Officer)

         /s/ John A. Charckon          Controller (Principal         February 25, 2000
______________________________________  Accounting Officer)
           John A. Charckon

         /s/ Denis A. Cardone          Chairman of the Board         February 25, 2000
______________________________________
           Denis A. Cardone

       /s/ Daniel K. Turner III        Director                      February 25, 2000
______________________________________
         Daniel K. Turner III

           /s/ Anders Brag             Director                      February 25, 2000
______________________________________
             Anders Brag

         /s/ Stephen M. Herz           Director                      February 25, 2000
______________________________________
           Stephen M. Herz